Exhibit 10.1
EXECUTION VERSION
AMENDED AND RESTATED CREDIT AGREEMENT
among
LEAR CORPORATION
(as reorganized pursuant to and under the Plan of Reorganization)
The Several Lenders from Time to Time Parties Hereto,
BARCLAYS BANK PLC,
as Documentation Agent
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent
Dated as of March 18, 2010
J. P. MORGAN SECURITIES INC.,
CITIGROUP GLOBAL MARKETS INC.,
and
UBS SECURITIES LLC
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

i

SCHEDULES:

1.1A	Commitments
1.1B	Mortgaged Property
4.3	Consents, Authorizations, Filings and Notices
4.14	Subsidiaries
4.20(a)	UCC Filing Jurisdictions
4.20(b)	Mortgage Filing Jurisdictions
6.10	Post-Closing Matters
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens

EXHIBITS:

A	Form of Intercompany Subordinated Note
B	Form of Assignment and Assumption
C	Form of Compliance Certificate
D	Form of Guarantee and Collateral Agreement
E	Form of Intercreditor Agreement
F	Form of Exemption Certificate
G	Form of Closing Certificate

          AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of March 18, 2010, among (i) LEAR CORPORATION, a Delaware corporation, as reorganized pursuant to and under the Plan of Reorganization (as defined below) (the “Borrower”), (ii) the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), (iii) BARCLAYS BANK PLC, as documentation agent, and (iv) JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent for the Lenders (in such capacity the “Collateral Agent”).
INTRODUCTORY STATEMENT:
          WHEREAS, on July 7, 2009 (the “Petition Date”), the Borrower and certain of its subsidiaries (the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) and continued in the possession of their property and in the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code;
          WHEREAS, on or about November 5, 2009, the Bankruptcy Court entered the Confirmation Order confirming the Debtors’ First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated September 18, 2009 (as in effect on the date of confirmation thereof and as thereafter may be amended, the “Plan of Reorganization”); and
          WHEREAS, in connection with the confirmation and implementation of the Plan of Reorganization, the Borrower entered into the Credit Agreement, dated as of October 22, 2009 (the “Existing Credit Agreement”) with the several banks and other financial institutions parties thereto, Barclays Bank plc, as documentation agent, and JPMorgan Chase Bank, N.A., as administrative agent;
          WHEREAS, Section 2.20 of the Existing Credit Agreement provides that, subject to certain conditions, the Borrower may at any time or from time to time after the Closing Date request one or more additional tranches of terms loans, revolving facilities or letter of credit facilities to be added to the Facility (as defined in the Existing Credit Agreement);
          WHEREAS, the Borrower has requested, and certain financial institutions (each an “Incremental Revolving Lender”) have agreed, subject to the terms and conditions set forth herein, to provide revolving credit loans and letters of credit to the Borrower (the “Incremental Revolving Facility”);
          WHEREAS, the Borrower, each Incremental Revolving Lender and the Administrative Agent have agreed to amend and restate the Existing Credit Agreement as provided in this Agreement to add the Incremental Revolving Facility to the Existing Credit Agreement;
          WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement that remain outstanding or evidence repayment of any such obligations and liabilities and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of the Borrower outstanding thereunder;
          NOW, THEREFORE, in consideration of the above premises, the Borrower, each Incremental Revolving Lender and the Administrative Agent agree that on the Restatement Date (as defined below) the Existing Credit Agreement shall be amended and restated in its entirety as follows:

SECTION 1. DEFINITIONS
          1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
          “ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Eurodollar Rate with a one-month Interest Period commencing on such day plus 1.0%; provided, that in no event shall ABR for the Term Facility be less than 3.00% per annum. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.
          “ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.
          “Acquisition”: any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or a substantial portion of the assets of a Person, or of all or a substantial portion of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).
          “Additional Lender”: as defined in Section 2.20.
          “Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.
          “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
          “Agent Indemnitees”: as defined in Section 9.7.
          “Agents”: the collective reference to the Administrative Agent and the Collateral Agent.
          “Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) the aggregate then unpaid principal amount of such Lender’s Term Loans and (b) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.
          “Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
          “Agreement”: as defined in the preamble hereto.

          “Applicable Margin”: (a) with regard to each Term Loan, a percentage per annum equal to (i) 4.50% in the case of ABR Loans and (ii) 5.50% in the case of Eurodollar Loans; provided that if and as long as the Consolidated Leverage Ratio as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.1 is equal to or less than 2.5 to 1.0, the percentage per annum shall be reduced to 4.25% in the case of ABR Loans and 5.25% in the case of Eurodollar Loans (with any change in the Applicable Margin pursuant to this proviso to become effective on the date that is three Business Days after the applicable financial statements have been delivered to the Lenders and to remain effective until the next change shall become effective pursuant to this proviso); provided further that at all times while an Event of Default shall have occurred and be continuing, the percentage per annum shall not be reduced pursuant to this proviso and (b) with regard to each Revolving Loan, a percentage per annum determined pursuant to the Applicable Pricing Grid by reference to the Corporate Ratings in effect at the time; provided that the Applicable Margin with respect to the Revolving Loans will decrease by 0.25% over the rate per annum determined pursuant to the Applicable Pricing Grid after the Term Loans are repaid in full.
          “Applicable Pricing Grid”: the table set forth below:

	Applicable Rate
Corporate Rating	Eurodollar Loan	ABR Loan	Commitment Fee Rate
<B or B2	4.75%	3.75%	0.75%
≥ B or B2	4.50%	3.50%	0.50%
≥ BB- or Ba3	3.75%	2.75%	0.50%
≥ BB or Ba2	3.50%	2.50%	0.50%
          “Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.
          “Approved Fund”: any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.
          “Arrangers”: the collective reference to J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and UBS Securities LLC.
          “Asset Sale”: any Disposition of property or series of related Dispositions of property excluding any such Disposition permitted by Section 7.5(a) through (l).
          “Assignee”: as defined in Section 10.6(b).
          “Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit B.

          “Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.
          “Bankruptcy Code”: as defined in the recitals hereto.
          “Bankruptcy Court”: as defined in the recitals hereto.
          “Benefited Lender”: as defined in Section 10.7(a).
          “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
          “Borrower”: as defined in the preamble hereto.
          “Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the Revolving Lenders to make Revolving Loans hereunder.
          “Business”: as defined in Section 4.16(b).
          “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
          “Canadian Court”: the Ontario Superior Court of Justice, Commercial List.
          “Canadian Debtors”: the Borrower’s Canadian Subsidiaries that are Debtors.
          “Canadian Dollars”: dollars in the lawful currency of Canada.
          “Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries, but excluding (i) such expenditures that are made in connection with the purchase, replacement, substitution or restoration of assets to the extent of (A) insurance proceeds (or other similar recoveries) paid (or reasonably expected to be paid) on account of the loss of or damage to assets or (b) cash awards of compensation arising from (or reasonably expected to arise from) the taking by eminent domain or condemnation of assets, (ii) such expenditures that are made with all or any portion of a Reinvestment Deferred Amount, (iii) capitalized interest, (iv) such expenditures for which such Person is or reasonably expects to be reimbursed in cash by a third party (other than any Group Member), (v) such expenditures that are made with the proceeds of an Excluded Issuance and (vi) such expenditures that are made to fund the purchase price for assets acquired in Permitted Acquisitions.
          “Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

          “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
          “Cases”: the cases of the Debtors before the Bankruptcy Court.
          “Cash Equivalents”: (a) securities issued or unconditionally guaranteed or insured by the United States Government, the Canadian Government, Japan or any member of the European Union or any other government approved by the Administrative Agent (which approval shall not be unreasonably withheld), (b) securities issued or unconditionally guaranteed or insured by any state of the United States of America or province of Canada or any agency or instrumentality thereof having maturities of not more than twelve months from the date of acquisition and having one of the two highest ratings obtainable from either S&P or Moody’s, (c) time deposits, certificates of deposit and bankers’ acceptances having maturities of not more than twelve months from the date of acquisition, in each case with any Lender (or any affiliate of any thereof) or with any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, Japan, Canada or any member of the European Union or any U.S. branch of a foreign bank having at the date of acquisition capital and surplus of not less than $100,000,000, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a), (b) and (c) entered into with any bank meeting the qualifications specified in clause (c) above, (e) commercial paper issued by the parent corporation of any Lender and commercial paper rated, at the time of acquisition, at least “A 1” or the equivalent thereof by S&P or “P 1” or the equivalent thereof by Moody’s and in either case maturing within twelve months after the date of acquisition, (e) deposits maintained with money market funds having total assets in excess of $300,000,000, (f) demand deposit accounts maintained in the ordinary course of business with banks or trust companies, (g) temporary deposits, of amounts received in the ordinary course of business pending disbursement of such amounts, in demand deposit accounts in banks outside the United States, (h) deposits in mutual funds which invest substantially all of their assets in preferred equities issued by U.S. corporations rated at least “AA” (or the equivalent thereof) by S&P; provided, that notwithstanding the foregoing, Cash Equivalents shall, in any event, include all cash and cash equivalents as set forth in the Borrower’s balance sheet prepared in accordance with GAAP, and (i) other investments requested by the Borrower and approved by the Administrative Agent.
          “CCAA Cases”: the cases commenced by the Canadian Debtors in the Canadian Court under Section 18.6 of the Companies’ Creditors Arrangement Act.
          “Change of Control”: after the occurrence of the Effective Date, (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Capital Stock representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated.
          “Chinese Acceptance Notes”: acceptance notes issued by Chinese banks in the ordinary course of business for the account of any direct or indirect Chinese Subsidiary of the Borrower or customers thereof to effect the current payment of goods and services in accordance with customary trade terms in China.

          “Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied or waived and the funding of the Closing Date Loans occurs, which date is November 9, 2009.
          “Closing Date Commitment”: as to any Lender, the obligation of such Lender to make a Closing Date Loan to the Borrower in an aggregate principal amount not to exceed the amount set forth under the heading “Closing Date Commitment” opposite such Lender’s name on Schedule 1.1A. The original aggregate amount of the Closing Date Commitments was $200,000,000.
          “Closing Date Loan”: as defined in Section 2.1(a).
          “Closing Date Percentage”: as to any Lender at any time, the percentage which such Lender’s Closing Date Commitment then constitutes of the aggregate Closing Date Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Closing Date Loans then outstanding constitutes of the aggregate principal amount of the Closing Date Loans then outstanding).
          “Code”: the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral”: all property of the Loan Parties (other than Excluded Property), now owned or hereafter acquired upon which a Lien is purported to be created by any Security Document.
          “Collateral Agent”: as defined in the preamble hereto.
          “Commitment”: as to any Lender, the sum of the Closing Date Commitment, the Delayed Draw Commitment and the Revolving Commitment of such Lender.
          “Commitment Fee Rate”: the rate determined pursuant to the Applicable Pricing Grid by reference to the Corporate Ratings in effect at the time.
          “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.
          “Compliance Certificate”: a certificate of the Borrower duly executed by a Responsible Officer, on behalf of the Borrower, substantially in the form of Exhibit C.
          “Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.16, 2.17, 2.18 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.
          “Confirmation Order”: as defined in Section 5.1(h).

          “Consolidated Assets”: at a particular date, all amounts which would be included under total assets on a consolidated balance sheet of the Borrower and its Subsidiaries as at such date, determined in accordance with GAAP.
          “Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Borrower and its Subsidiaries at such date.
          “Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding the current portion of any Funded Debt of the Borrower and its Subsidiaries.
          “Consolidated EBITDA”: for any period (and calculated without duplication), Consolidated Net Income for such period excluding (a) any extraordinary and non-recurring non-cash expenses, losses, income or gains as determined in accordance with GAAP, (b) charges, premiums, expenses and any gains associated with the discharge of Indebtedness, (c) charges relating to FAS 106, (d) any non-cash income included, and any non-cash deductions made, in determining Consolidated Net Income for such period (other than any deductions which represent the accrual of or a reserve for the payment of cash charges in any future period), provided that cash payments made in any subsequent period in respect of any item for which any such non-cash deduction was excluded in a prior period shall be deemed to reduce Consolidated Net Income by such amount in such subsequent period, (e) stock compensation expense and non-cash equity linked expense, (f) deferred financing fees (and any write-offs thereof), (g) write-offs of goodwill, (h) an aggregate amount of up to (i) $200,000,000 for fiscal year 2009, and (ii) $150,000,000 for each fiscal year thereafter (provided that up to $25,000,000 of such amount may be carried forward to the following fiscal year or carried back to the preceding fiscal year) in respect of restructuring, restructuring-related or other similar charges, (i) fees, costs, charges, commissions and expenses or other charges incurred during such period in connection with this Agreement, the DIP Credit Agreement, the Cases, the Plan of Reorganization and the transactions contemplated by the foregoing, including the write-off of receivables of Chrysler, GM and their affiliates as a result of their respective bankruptcy filings, the termination or settlement of executory contracts, professional and accounting costs fees and expenses, management incentive, employee retention or similar plans (in each case to the extent such plan is approved by the Bankruptcy Court to the extent required), litigation costs and settlements, asset write-downs, income and gains recorded in connection with the corporate reorganization effected in connection with the winding up the Debtors prior to emergence, (j) foreign exchange gains and losses and (k) any state or local taxes, plus, to the extent deducted in determining Consolidated Net Income, the sum of (A) Consolidated Interest Expense, (B) any expenses for taxes, (C) depreciation and amortization expense, (D) minority interests in income (or losses) of Subsidiaries and (E) net equity earnings (and losses) in Affiliates (excluding Subsidiaries). For purposes of calculating the ratios set forth in Section 7.1(a) and (b), Consolidated EBITDA for any fiscal period shall in any event include the Consolidated EBITDA for such fiscal period of any entity acquired by the Borrower or any of its Subsidiaries in a Permitted Acquisition during such period. Notwithstanding the foregoing, for purposes of calculating Consolidated EBITDA for each of the four fiscal quarter periods ending December 31, 2009, March 31, 2010 and June 30, 2010, Consolidated EBITDA for such four fiscal quarter periods shall equal Consolidated EBITDA for the period commencing on October 1, 2009 and ending on December 31, 2009, April 3, 2010 and July 3, 2010, as applicable, multiplied by 4, 2 and 4/3, respectively.
          “Consolidated Interest Expense”: for any period, the amount which would, in conformity with GAAP, be set forth opposite the caption “interest expense” (or any like caption) on a consolidated income statement of the Borrower and its Subsidiaries for such period and, to the extent not otherwise included in “interest expense”, any other discounts and expenses comparable to or in the nature of interest under any Receivable Financing Transaction; provided, that Consolidated Interest Expense for any period shall (a) exclude (i) fees payable in respect of such period under Section 2.6, (ii) any amortization or write-off of deferred financing fees during such period, (iii) premiums paid in connection with the discharge of Indebtedness, (iv) any non-cash expense, and (v) interest payments made by the Debtors during the pendency of the Cases on pre-petition Indebtedness, and (b) include any interest income during such period.
          “Consolidated Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.
          “Consolidated Net Income”: for any period, the consolidated net income (or deficit) of the Borrower and its Subsidiaries for such period (taken as a cumulative whole), determined in accordance with GAAP; provided that any provision for post-retirement medical benefits, to the extent such provision calculated under FAS 106 exceeds actual cash outlays calculated on the “pay as you go” basis, shall not to be taken into account.
          “Consolidated Revenues”: for any fiscal period, the consolidated revenues of the Borrower and its Subsidiaries for such period, determined in accordance with GAAP.
          “Consolidated Total Tangible Assets”: as of any date of determination thereof, the aggregate consolidated book value of the assets of the Borrower and its Subsidiaries (other than patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, permits, goodwill and other similar intangible assets properly classified as such in accordance with GAAP) after all appropriate adjustments (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), all as set forth in the most recent consolidated balance sheet of the Borrower delivered pursuant to Section 6.1 on such date of determination, determined on a consolidated basis in accordance with GAAP.
          “Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis, that would be required to be shown as debt on a balance sheet of the Borrower prepared in accordance with GAAP, but excluding Chinese Acceptance Notes and Earn-outs; provided that solely with respect to the definition of “ECF Percentage”, Consolidated Total Debt shall be determined as set forth above, but net of cash and Cash Equivalents of the Borrower and its Subsidiaries in excess of $650,000,000 on the date of determination.
          “Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.
          “Consummation Date”: the date of substantial consummation (as defined in Section 1101 of the Bankruptcy Code) of the Plan of Reorganization.
          “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
          “Corporate Rating” shall mean, as of any date, the corporate issuer rating assigned by S&P and the corporate credit rating assigned by Moody’s, in each case, with respect to the Borrower. For purposes of the foregoing, (a) if the ratings established or deemed to have been established by S&P and

Moody’s shall be changed (other than as a result of a change in the rating system of S&P or Moody’s), such change shall be effective as of the date on which it is first announced by the applicable rating agency; (b) if the ratings established or deemed to have been established by S&P and Moody’s with respect to the Borrower shall fall within different levels, the Applicable Margin shall be based on the higher of the two ratings unless one of the two ratings is two or more levels lower than the other, in which case the Applicable Margin shall be determined by reference to the level next below that of the higher of the two ratings; (c) if either S&P or Moody’s shall not have in effect a corporate credit rating or corporate issuer rating, as applicable (other than by reason of the circumstances referred to in the last sentence of this paragraph), then such rating agency shall be deemed to have established a rating below B or B2, as applicable; and (d) at any time that an Event of Default has occurred and is continuing, S&P and Moody’s shall be deemed to have established ratings below B or B2, as applicable. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P or Moody’s shall change, the Borrower and the Lenders shall negotiate in good faith to amend this paragraph to reflect such changed rating system and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change.
          “Debtors”: as defined in the preamble.
          “Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Defaulting Lender” any Lender that (a) has failed to fund any portion of the Loans or participations in Letters of Credit required to be funded by it hereunder within three (3) Business Days of the date required to be funded by it hereunder, unless such failure is the subject of a good faith dispute or subsequently cured (in which case such Lender shall cease to be a Defaulting Lender as of the date of such cure), (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless such failure is the subject of a good faith dispute or subsequently cured (in which case such Lender shall cease to be a Defaulting Lender as of the date of such cure), or (c) has become the subject of a bankruptcy or insolvency proceeding.
          “Delayed Draw Availability Period”: the period from but excluding the Closing Date to but excluding the date that is 35 days after the Closing Date.
          “Delayed Draw Commitment”: as to any Lender, the obligation, if any, of such Lender to make a Delayed Draw Loan in a principal amount not to exceed the amount set forth under the heading “Delayed Draw Commitment” opposite such Lenders name on Schedule 1.1A. The original aggregate amount of the Delayed Draw Commitments was $200,000,000.
          “Delayed Draw Commitment Fee”: as defined in Section 2.6(c).
          “Delayed Draw Loan”: as defined in Section 2.1(a).
          “Delayed Draw Funding Date”: the date on which the conditions precedent set forth in Section 5.2 shall have been satisfied or waived and the funding of the Delayed Draw Loans occurs.
          “Delayed Draw Percentage”: as to any Lender at any time, the percentage which such Lender’s Delayed Draw Commitment then constitutes of the aggregate Delayed Draw Commitments (or, at any time after the Delayed Draw Funding Date, the percentage which the aggregate principal amount of such Lender’s Delayed Draw Loans then outstanding constitutes of the aggregate principal amount of the Delayed Draw Loans then outstanding).
          “DIP Agent”: JPMorgan Chase Bank, N.A. in its capacity as administrative agent for the lenders under the DIP Credit Agreement.
          “DIP Credit Agreement”: the Credit and Guarantee Agreement, dated as of July 6, 2009 among the Borrower and certain of its Subsidiaries, the lenders from time to time party thereto, the DIP Agent and the other parties thereto, as amended, supplemented or otherwise modified prior to the date hereof.
          “DIP Facility”: the term loan facility made available under the DIP Credit Agreement.
          “Disclosure Statement”: the disclosure statement in respect of the Plan of Reorganization, in form and substance reasonably satisfactory to the Administrative Agent, distributed to certain holders of claims (as defined in Section 101(5) of the Bankruptcy Code) against the Debtors.
          “Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof, excluding any such transaction that yields Net Cash Proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) of $1,000,000 or less. The terms “Dispose” and “Disposed of” shall have correlative meanings.
          “Dollar Equivalent”: with respect to an amount denominated in any currency other than Dollars, the equivalent in Dollars of such amount determined at the Exchange Rate on the date of determination of such equivalent.
          “Dollars” and “$”: dollars in lawful currency of the United States.
          “Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.
          “Earn-outs”: with respect to any Person, obligations of such Person arising from a Permitted Acquisition which are payable to the seller based on the achievement of specified financial results over time. The amount of any Earn-outs at any time for the purpose of this Agreement shall be the amount earned and due to be paid at such time.
          “ECF Percentage”: for any fiscal year (or, in the case of the first period, the portion of the fiscal year following the first anniversary of the Closing Date), (a) 50% if the Consolidated Leverage Ratio exceeds 1.75 to 1.00 as of the last day of such fiscal year, (b) 25% if the Consolidated Leverage Ratio is equal to or less than 1.75 to 1.00 but exceeds 0.50 to 1.00 as of the last day of such fiscal year and (c) 0% if the Consolidated Leverage Ratio is equal to or less than 0.50 to 1.00 as of the last day of such fiscal year.
          “Effective Date”: the effective date of the Plan of Reorganization.
          “Eligible Assignee”: (a) a commercial bank, financial institution, financial company, fund or insurance company that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course or (b) any other Person that is not a competitor of the Borrower or any of its Subsidiaries or an affiliate of any such competitor.

          “Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.
          “Equity Sweep Percentage”: at any time, (a) 50% if the Consolidated Leverage Ratio exceeds 1.75 to 1.00 as of the last day of the most recent period of four consecutive fiscal quarters of the Borrower, (b) 25% if the Consolidated Leverage Ratio is equal to or less than 1.75 to 1.00 but exceeds 1.00 to 1.00 as of the last day of the most recent period of four consecutive fiscal quarters of the Borrower and (c) 0% if the Consolidated Leverage Ratio is equal to or less than 1.00 to 1.00 as of the last day of the most recent period of four consecutive fiscal quarters of the Borrower.
          “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event”: (a) any Reportable Event; (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (c) any failure by any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Single Employer Plan, whether or not waived; (d) a determination that any Single Employer Plan is in “at risk” status (within the meaning of Section 430 of the Code or Title IV of ERISA); (e) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Single Employer Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Single Employer Plan; (f) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Loan Party or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA.
          “Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
          “Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Screen LIBOR01 page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Reuters Screen LIBOR01 page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be reasonably selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the

Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.
          “Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.
          “Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate 1.00 — Eurocurrency Reserve Requirements
; provided, however, notwithstanding the foregoing, the Eurodollar Rate for the Term Facility shall be the greater of (x) such rate determined pursuant to the foregoing formula and (y) 2.00% per annum.
          “Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
          “Event of Default”: any of the events specified in Section 8.1, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Excess Cash Flow”: for any fiscal year of the Borrower (or shorter period beginning on the first anniversary of the Closing Date through the end of such fiscal year), the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year (or period), (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year (or period), and (iv) the aggregate net amount of non cash loss on the Disposition of property by the Borrower and its Subsidiaries during such fiscal year (or period) (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year (or period) on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all optional prepayments of the Loans during such fiscal year (or period) (other than in respect of the Incremental Revolving Facility and any other revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (iv) the aggregate amount of all regularly scheduled principal payments of Indebtedness (including the Term Loans) of the Borrower and its Subsidiaries made in cash during such fiscal year (or period) (other than in respect of the Incremental Revolving Facility and any other revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Consolidated Working Capital for such fiscal year (or period), (vi) the aggregate net amount of non-cash gain on the Disposition of property by the Borrower and its Subsidiaries during such fiscal year (or period) (other than sales of inventory in the ordinary course of business), (vii) minority interests in income and earnings of Affiliates for which the Borrower has not received cash distributions thereof, and (viii) all cash consideration paid with respect to Permitted Acquisitions (except to the extent funded with the proceeds of Excluded Issuances or Indebtedness), including, without limitation, payments in respect of “earnouts” and similar payment obligations and seller notes, to the extent included in arriving at such Consolidated Net Income.
          “Excess Cash Flow Application Date”: as defined in Section 2.9(c).
          “Exchange Rate”: with respect to any non-Dollar currency on any date, the rate at which such currency may be exchanged into Dollars, as set forth on such date on the relevant Reuters currency page at or about 11:00 A.M., London time, on such date. In the event that such rate does not appear on any Reuters currency page, the “Exchange Rate” with respect to such non-Dollar currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such “Exchange Rate” shall instead be the Administrative Agent’s spot rate of exchange in the interbank market where its foreign currency exchange operations in respect of such non-Dollar currency are then being conducted, at or about 10:00 A.M., local time, on such date for the purchase of Dollars with such non-Dollar currency, for delivery two Business Days later; provided, that if at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.
          “Excluded Issuance”: any Capital Stock of the Borrower issued (a) to directors, employees or consultants of the Borrower or its Subsidiaries pursuant to compensation plans or arrangements approved by the Board, (b) upon the conversion or exercise of any Capital Stock of the Borrower outstanding on the date hereof or issued hereafter as part of an Excluded Issuance, (c) to a Group Member in accordance with Section 7.7, (d) to fund Capital Expenditures permitted under Section 7.1(c) and (e) to fund the payment of any consideration for a Permitted Acquisition in accordance with Section 7.7.
          “Excluded Property”: (i) property owned by any Excluded Subsidiary or Foreign Subsidiary; (ii) receivables and customary related rights and assets subject to a Receivables Financing Transaction; (iii) any property to the extent that a grant of a security interest in such property pursuant to the Security Documents is prohibited by any Requirements of Law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment, Pledged Stock or Pledged Note (as such terms are defined in the Security Documents), any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law; (iv) Vehicles (as defined in the Guarantee and Collateral Agreement) and title documents therefor; (v) any Capital Stock held by a Loan Party in (A) a joint venture, so long as (x) not more than 50% of the aggregate Capital Stock of such joint venture is held by the Loan Parties in the aggregate and (y) such Capital Stock is not subject to a Lien in favor of any other Person and (B) any direct holding company of one or more joint ventures under clause (A) of this clause (v), provided that such holding company does not engage in any business or own any assets other than owning the Capital Stock of such joint ventures; (vi) any property with respect to which the Administrative Agent determines that the cost or burden of subjecting such property to a Lien under the Security Documents is disproportionate to the value of the collateral security afforded thereby; (vii) real property owned by the Loan Parties having a fair market value estimated in good faith by the Borrower of less than $5,000,000, provided that the aggregate fair market value of all such owned real property located in the U.S. (as estimated in good faith by the Borrower) that is Excluded Property shall not exceed $25,000,000 as of the Closing Date and $25,000,000 as of the date the financial statements are delivered for the end of any fiscal year of the Borrower; (viii) interests in real property leased, subleased or licensed to any of the Loan Parties; and (ix) thirty-five percent (35%) of the total outstanding voting Capital Stock of each new and existing Foreign Subsidiary.
          “Excluded Subsidiary”: each Subsidiary of a Foreign Subsidiary and, with respect to any requirement to enter into any Security Document, any Special Purpose Subsidiary.
          “Existing Credit Agreement”: as defined in the recitals hereto.
          “Facility”: each of the Term Facility and the Incremental Revolving Facility.
          “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
          “Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.
          “Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.
          “Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation or maturity and, in the case of the Borrower, Indebtedness in respect of the Loans.
          “Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
          “GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered pursuant to Section 6.1(a) of the DIP Credit Agreement.
          “Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
          “Group Members”: the collective reference to the Borrower and its Subsidiaries.
          “Guarantee and Collateral Agreement”: the Amended and Restated Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Guarantor, substantially in the form of Exhibit D.

          “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
          “Guarantor”: each Domestic Subsidiary of the Borrower other than (a) Excluded Subsidiaries, (b) Immaterial Subsidiaries (provided that all Immaterial Subsidiaries excluded under this clause (b) and Section 6.9(c)(B) shall not at any time contribute in the aggregate more than 5% of Consolidated Assets or more than 5% of Consolidated Revenues), (c) joint ventures in which not more than 85% of the aggregate Capital Stock of such joint venture is held by the Loan Parties in the aggregate and (d) any direct holding company of one or more joint ventures under clause (c) hereof, provided that such holding company does not engage in any business or own any assets other than owning the Capital Stock of such joint ventures.
          “Immaterial Subsidiary”: at any time, any Subsidiary of the Borrower which, based on the financial statements most recently delivered pursuant to Section 6.1(a) or (b), constituted less than 1% of Consolidated Assets or, for the twelve month period ended on the date of such financial statements, represented less than 1% of Consolidated Revenues, in each case determined using the equity method of accounting in accordance with GAAP.
          “Incremental Amendment”: as defined in Section 2.20.
          “Incremental Facility”: as defined in Section 2.20.
          “Incremental Facility Closing Date”: as defined in Section 2.20.
          “Incremental Revolving Facility”: as defined in the recitals hereto.
          “Incremental Revolving Lender”: as defined in the recitals hereto.
          “Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, which would, in accordance with GAAP be shown on the liability side of the balance sheet, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, provided, if such Person has not assumed or become liable for such obligation, the amount of such Indebtedness shall be deemed to be the lesser of the fair market value of such property or the obligation being secured thereby and (i) for the purposes of Section 8.1(e) only, all obligations of such Person in respect of Swap Agreements, but excluding (i) trade and other accounts payables incurred in the ordinary course of such Person’s business, (ii) accrued expenses and deferred compensation arrangements in the ordinary course, and (iii) advance payments in the ordinary course. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.
          “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
          “Insolvent”: pertaining to a condition of Insolvency.
          “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, inventions, designs, patents, patent licenses, trademarks, tradenames, domain names and other source indicators, trademark licenses, technology, trade secrets, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
          “Intercompany Subordinated Note”: a promissory note, substantially in the form of Exhibit A or otherwise in form and substance reasonably acceptable to the Administrative Agent.
          “Intercreditor Agreement”: the Intercreditor Agreement to be executed and delivered by the Administrative Agent, the Collateral Agent, the agent or trustee for the Second Lien Term Loans and the Loan Parties, substantially in the form of Exhibit E, as amended, modified and supplemented from time to time.
          “Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.
          “Interest Payment Date”: (a) as to any Eurodollar Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date or Revolving Termination Date, as applicable, provided that if any Interest Period for a Eurodollar Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any ABR Loan, the last day of each calendar quarter and the Maturity Date or Revolving Termination Date, as applicable, (c) as to any Loan (other than a Revolving Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof, and (d) as to any ABR Loan if an Event of Default is in existence, the last day of each calendar month.
          “Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months (or, with respect to Revolving Loans, if available to all Revolving Lenders, one or two weeks) thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
          (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
          (ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Maturity Date or Revolving Termination Date, as the case may be; and
          (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
          “Investments”: an advance, loan, extension of credit (by way of guaranty or otherwise, but excluding trade debt incurred in the ordinary course of business) or capital contribution to, or purchase any Capital Stock, bonds, notes, loans, debentures or other debt securities of, or any assets constituting a business unit of, or any other similar investment in, any Person. The amount of any Investment by any Person on any date of determination shall be the acquisition price of the gross assets acquired (including any liability assumed by such Person to the extent such liability would be reflected on a balance sheet prepared in accordance with GAAP) plus all additional capital contributions or purchase price paid in respect thereof, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment minus the amount of all cash returns of principal or capital thereon, cash dividends thereon and other cash returns on investment thereon or liabilities expressly assumed by another Person (other than a Group Member) in connection with the sale of such Investment. Whenever the term “outstanding” is used in this Agreement with reference to an Investment, it shall take into account the matters referred to in the preceding sentence.
          “Issuing Lender”: JPMorgan Chase Bank, N.A. and any other Revolving Lender approved by the Administrative Agent and the Borrower that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or any of their respective affiliates, in each case in its capacity as issuer of any Letter of Credit. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.
          “LC Basket Limit”: $225,000,000 less the aggregate amount of the Incremental Revolving Facility and any Incremental Facility added to this Agreement pursuant to Section 2.20 that is a revolving facility to the extent such Incremental Revolving Facility or Incremental Facility may be used for letters of credit.

          “L/C Commitment”: $90,000,000.
          “L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.
          “LC Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.
          “Lenders”: as defined in the preamble; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.
          “Letters of Credit”: as defined in Section 3.1(a).
          “Lien”: any mortgage, pledge, hypothecation, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any priority or other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
          “Liquidity”: on any date of determination, the sum, without duplication, of (i) the cash and Cash Equivalents which are not subject to any Liens (other than (a) Liens in favor of the Collateral Agent on behalf of the Secured Parties, (b) Liens permitted by Section 7.3(c)(ii) and (c) inchoate Liens arising by operating of law which are not the subject of enforcement actions) held by the Borrower and its Subsidiaries on such date, (ii) accounts receivable and inventory (in each case valued in accordance with GAAP) which are not subject to any Liens (other than (a) Liens in favor of the Collateral Agent on behalf of the Secured Parties and (b) inchoate Liens arising by operation of law which are not the subject of enforcement actions) held by the Borrower and its Subsidiaries on such date, less trade payables of the Borrower and its Subsidiaries on such date and (iii) the aggregate availability under any loan agreements or other lines of credit of the Borrower and its Subsidiaries on such date.
          “Loan Documents”: this Agreement, the Security Documents, the Intercreditor Agreement, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.
          “Loan Parties”: the Borrower and the Guarantors.
          “Loans”: any Loan made by any Lender pursuant to this Agreement.
          “Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Incremental Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).
          “Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent, the Collateral Agent or the Lenders hereunder or thereunder.
          “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes,

defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
          “Maturity Date”: with respect to any Term Loan, the fifth anniversary of the Closing Date (the “Scheduled Maturity Date”); provided that if the Second Lien Term Loans have a scheduled final maturity date prior to the Scheduled Maturity Date and remain outstanding on the date that is three months prior to such scheduled final maturity date (the “Accelerated Maturity Date”), the Maturity Date shall be the Accelerated Maturity Date.
          “Moody’s”: Moody’s Investors Service, Inc.
          “Mortgaged Property”: as defined in Section 4.20(b).
          “Mortgages”: collectively, any deeds of trust, trust deeds, hypothecs and mortgages creating and evidencing a Lien on any real property made by the Loan Parties in favor of or for the benefit of the Collateral Agent on behalf of the Secured Parties in form and substance reasonably satisfactory to the Administrative Agent, in each case securing the Obligations.
          “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien created pursuant to a Security Document) and other third-party fees and expenses actually incurred in connection therewith and (ii) Taxes and Other Taxes paid or reasonably estimated to be payable as a result of any Asset Sale or Recovery Event (after taking into account any available tax credits or deductions and any tax sharing arrangements), (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith, and (c) in connection with any Receivable Financing Transaction, the initial cash purchase price received by, or Indebtedness incurred by, any Loan Party thereunder (and any increase in the aggregate funded amount thereof) net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
          “Non-Excluded Taxes”: as defined in Section 2.17(a).
          “Non-U.S. Lender”: as defined in Section 2.17(d).
          “Notes”: the collective reference to any promissory note evidencing Loans.
          “Obligations”: the unpaid principal of and interest on (including interest accruing after (i) any Reimbursement Obligations or Revolving Loans become due and payable or (ii) the maturity of the Term Loans, and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to a Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower and each Guarantor (or, in the case of Specified Letters of Credit, each Group

Member on whose account such Specified Letter of Credit is issued and guarantee obligations of other Group Members in respect thereof) to the Administrative Agent or to any Lender (or, in the case of Specified Letters of Credit, Specified Swap Agreements and Specified Cash Management Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Specified Letter of Credit (and related letter of credit applications), any Specified Swap Agreement, any Letter of Credit (and related letter of credit applications), any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, Guarantee Obligations, fees, indemnities, costs, expenses (including all reasonable fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.
          “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, including any interest, additions to tax or penalties applicable thereto, whether disputed or not.
          “Outstanding Term Loan Amount”: with respect to the Term Loans at any time, the aggregate principal amount thereof, after giving effect to any borrowings and prepayments or repayments of Term Loans occurring on such date.
          “Outstanding Term Loan Percentage”: as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, (i) from the Closing Date to the Delayed Draw Funding Date, if any, the percentage, expressed as a fraction, the numerator of which is the sum of the amount of such Lender’s Closing Date Loan and the amount of its Delayed Draw Commitment, the denominator of which is the sum of the amount of aggregate amount of Closing Date Loans then outstanding and the amount of aggregate Delayed Draw Commitments and (ii) from the earlier of the Delayed Draw Funding Date, if any, or the expiration or termination of the Delayed Draw Availability Period, the percentage which is the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding.)
          “Participant”: as defined in Section 10.6(c).
          “Participation Register”: as defined in Section 10.6(c).
          “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
          “Permitted Acquisition”: any Acquisition by (i) the Borrower or any of its Subsidiaries of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person or (ii) the Borrower or any of its Subsidiaries of no less than 100% of the capital stock, partnership interests, membership interests or equity of any Person, in each case to the extent that:
          (a) each of the conditions precedent set forth in Annex III shall have been satisfied in a manner reasonably satisfactory to the Administrative Agent;
          (b) such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Target; and

          (c) no Default or Event of Default is in existence or would occur after giving effect to such Acquisition.
          “Permitted Refinancing Indebtedness”: as defined in Section 7.2(s).
          “Permitted Second Lien Indebtedness”: (a) Indebtedness of the Borrower in respect of the Second Lien Credit Agreement and (b) any other Indebtedness of the Borrower, provided that (i) such other Indebtedness and any related Guarantee Obligations shall not be secured by any Lien by which the Indebtedness in respect of the Second Lien Credit Agreement is not secured and any such Liens shall be subordinated to the Liens securing the Facility in a manner not less favorable to the Lenders than the subordination of the Liens securing the Indebtedness in respect of the Second Lien Credit Agreement to the Liens securing the Facilities, (ii) the Net Cash Proceeds resulting from such other Indebtedness shall be used to refinance the Indebtedness in respect of the Second Lien Credit Agreement, (iii) such other Indebtedness shall not have any principal payments due prior to the date that is 91 days after the Maturity Date or, if later, the final maturity date of any Incremental Facility, whether at maturity or otherwise, except upon the occurrence of a change of control or similar event (including asset sales), in each case so long as the provisions relating to change of control or similar events (including asset sales) included in the governing instrument of such Indebtedness provide that the provisions of this Agreement must be satisfied prior to the satisfaction of such provisions of such Indebtedness, (iv) if any covenants, events of default, guarantees or other terms of such other Indebtedness (other than interest rate, prepayment premiums, fees and other pricing terms) are more restrictive to the Borrower and its Subsidiaries than those of the Facilities, such covenant, event of default, guarantee or other term as set forth from time to time on the documentation governing such other Indebtedness shall be deemed to be incorporated in this Agreement for the benefit of the Lenders (and the Borrower agrees to notify the Administrative Agent of the effectiveness, or amendment from time to time, of the terms of any documentation governing such other Indebtedness and to provide a copy of such documentation), (v) no Subsidiary of the Borrower that is not a Guarantor of the Facilities is an obligor in respect of such other Indebtedness and (vi) such other Indebtedness bears interest at a rate, which rate shall be, in the good faith judgment of the Borrower’s board of directors, consistent with the market at the time of issuance for similar Indebtedness for comparable issuers or borrowers.
          “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
          “Petition Date”: as defined in the recitals hereto.
          “Plan”: at a particular time, any employee pension benefit plan (as defined in Section 3(2) of ERISA) in respect of which a Loan Party or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Plan of Reorganization” as defined in the recitals hereto.
          “Prime Rate”: the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).
          “Prohibited Transaction”: as defined in Section 406 of ERISA or Section 4975 of the Code.

          “Pro Forma Balance Sheet”: as defined in Section 4.18.
          “Projections”: as defined in Section 6.2(c).
          “Properties”: as defined in Section 4.16(a).
          “Receivable Financing Transaction”: any transaction or series of transactions involving a sale for cash of accounts receivable, without recourse based upon the collectibility of the receivables sold, by the Borrower or any of its Subsidiaries to a Special Purpose Subsidiary and a subsequent sale or pledge of such accounts receivable (or an interest therein) by such Special Purpose Subsidiary, in each case without any guarantee by the Borrower or any of its Subsidiaries (other than the Special Purpose Subsidiary).
          “Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member in an amount in excess of $2,500,000.
          “Refinanced Term Loans”: as defined in Section 10.1(d).
          “Register”: as defined in Section 10.6(b).
          “Regulation U”: Regulation U of the Board as in effect from time to time.
          “Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.
          “Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Loans pursuant to Section 2.9(b) as a result of the delivery of a Reinvestment Notice.
          “Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.
          “Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or a Recovery Event in the business.
          “Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the businesses of the Borrower and its Subsidiaries.
          “Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring 360 days after such Reinvestment Event (provided that if on such 360th day, the applicable Reinvestment Prepayment Amount is contractually committed to acquire or repair assets useful in the businesses of the Borrower and its Subsidiaries, the Reinvestment Prepayment Date with respect to such amount shall be the earlier of (i) the date occurring 450 days after such Reinvestment Event, (ii) the date of termination of such commitment, and (iii) if such amount is not so expended, the first Business Day following the date such amount was contractually committed to be expended) and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the businesses of the Borrower and its Subsidiaries with all or any portion of the relevant Reinvestment Deferred Amount.
          “Related Parties”: as defined in Section 9.3.
          “Replacement Revolving Facility”: as defined in Section 10.1(d).
          “Replacement Term Loans”: as defined in Section 10.1(d).
          “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
          “Reorganized Lear Corporation”: Lear Corporation, as reorganized pursuant to and under the Plan of Reorganization.
          “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than those events as to which the thirty day notice period is waived under PBGC regulations.
          “Required Lenders”: at any time, Lenders holding more than 50% of (a) until the Closing Date, the Commitments then in effect, (b) after the Closing Date and until the Delayed Draw Funding Date or termination of the Delayed Draw Commitments, the aggregate of the Outstanding Term Loan Amount and Delayed Draw Commitments then in effect, (c) after the Delayed Draw Funding Date and until the Restatement Date, the Outstanding Term Loan Amount and (d) thereafter, the sum of (i) the Outstanding Term Loan Amount and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided that the portion of the Outstanding Term Loan Amount and Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
          “Requirement of Law”: as to any Person, the Certificate of Incorporation and By Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Responsible Officer”: with respect to any Loan Party, the chief executive officer, the president, the chief financial officer, any vice president, the treasurer or the assistant treasurer of such Loan Party.
          “Restatement Date”: the date on which all of the conditions precedent set forth in Section 5.3 shall have been satisfied or waived, which date is March 19, 2010.
          “Restricted Payments”: as defined in Section 7.6.
          “Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments on the Restatement Date is $110,000,000.

          “Revolving Commitment Period”: the period from and including the Restatement Date to the Revolving Termination Date.
          “Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding.
          “Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.
          “Revolving Loans”: as defined in Section 2.1(b).
          “Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.
          “Revolving Termination Date”: March 18, 2013.
          “S&P”: Standard & Poor’s Ratings Services.
          “SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
          “Second Lien Agent”: JPMorgan Chase Bank, N.A., as the administrative agent for the lenders under the Second Lien Credit Agreement, together with any of its successors.
          “Second Lien Credit Agreement”: the Second Lien Credit Agreement to be executed on or about the Effective Date, among Reorganized Lear Corporation, the several lenders from time to time parties thereto and the Second Lien Agent, as amended, supplemented, restated or otherwise modified from time to time to the extent permitted by Section 7.15.
          “Second Lien Term Loans”: the term loans outstanding under the Second Lien Credit Agreement.
          “Second Lien Term Loan Documents”: the “Loan Documents” as defined in the Second Lien Credit Agreement.
          “Secured Parties”: collectively, the Administrative Agent, the Lenders, each Issuing Lender, each provider under a Specified Cash Management Agreement, each issuer of a Specified Letter of Credit, each counterparty to a Specified Swap Agreement, the Persons entitled to indemnification under the Loan Documents and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.2.
          “Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative

Agent and the Collateral Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.
          “Seller Debt”: unsecured debt owing to the seller in a Permitted Acquisition.
          “Series A Preferred Stock”: as defined in the Plan of Reorganization.
          “Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.
          “Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
          “Special Purpose Subsidiary”: any Wholly Owned Subsidiary of the Borrower created by the Borrower for the sole purpose of facilitating a Receivable Financing Transaction; provided, that such Special Purpose Subsidiary shall cease to be a Special Purpose Subsidiary if at any time (a) such Special Purpose Subsidiary engages in any business other than Receivable Financing Transactions and activities directly related thereto or (b) the Borrower or any of its Subsidiaries (other than a Special Purpose Subsidiary) or any of their respective assets incur any liability, direct or indirect, contingent or otherwise, in respect of any obligation of a Special Purpose Subsidiary whether arising under or in connection with any Receivable Financing Transaction or otherwise (other than Standard Securitization Undertakings); provided further, however, that if the law of a jurisdiction in which the Borrower proposes to create a Special Purpose Subsidiary does not provide for the creation of a bankruptcy remote entity that is acceptable to the Borrower or requires the formation of one or more additional entities (whether or not Subsidiaries of the Borrower), such other type of entity may, upon the request of the Borrower and with the consent of the Administrative Agent (such consent not to be unreasonably withheld) serve as a “Special Purpose Subsidiary.”
          “Specified Cash Management Agreement”: any agreement providing for treasury, depositary or cash management services, including in connection with any automated clearing house transactions, controlled disbursements, return items, overdrafts, interstate depository network services or any similar transactions between the Borrower or any Guarantor (or guaranteed by the Borrower or any Guarantor) and any Lender (or any affiliate thereof) at the time such obligations were created or any institution that was (or whose affiliate was) a Lender in the primary syndication of the Term Facility.
          “Specified Jurisdiction”: any country, state or other jurisdictional subdivision outside North America or Europe.

          “Specified Letters of Credit”: any letter of credit (a) issued for the account of any Group Member by any Lender at the time such agreement is entered into or any affiliate thereof at the time such letter of credit is issued and (b) that has been designated by the relevant Lender and such Group Member, by written notice to the Administrative Agent prior to the issuance thereof, as a Specified Letter of Credit and with respect to which the Administrative Agent has confirmed to the relevant Lender sufficient availability pursuant to Section 7.2(i). Such designation shall not create in favor of such Lender or affiliate of a Lender any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party hereunder or under any Collateral Document.
          “Specified Swap Agreement”: any Swap Agreement (a) entered into by the Borrower or any Guarantor and any Person that is a Lender or an affiliate of a Lender at the time such Swap Agreement is entered into and (b) that has been designated by the relevant Lender and such Group Member, by written notice to the Administrative Agent prior to the effectiveness thereof, as a Specified Swap Agreement. Such designation shall not create in favor of such Lender or affiliate of a Lender any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party hereunder or under any Collateral Document. For purposes hereof a Specified Swap Agreement shall include any trade executed pursuant to a master agreement which is a Specified Swap Agreement.
          “Standard Securitization Undertakings”: representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary thereof in connection with a Receivable Financing Transaction which are reasonably customary in an accounts receivable financing transaction.
          “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person (exclusive of any Affiliate in which such Person has a minority ownership interest). Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
          “Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
          “Target”: the Person, or business or substantially all of the assets of a Person or a division of a Person intended to be acquired in a Permitted Acquisition.
          “Taxes”: all present or future taxes, duties, levies, imposts, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, whether disputed or not.
          “Term Commitment”: as to any Lender, the sum of the Closing Date Commitment and the Delayed Draw Commitment of such Lender.
          “Term Lenders”: each Lender that has a Term Commitment or that holds a Term Loan.
          “Term Loans”: as defined in Section 2.1(a).

          “Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.
          “Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.
          “Term Facility”: the term loan facility made available to the Borrower pursuant to this Agreement.
          “3% Subsidiary”: at any time, any Subsidiary of the Borrower which, based on the financial statements most recently delivered pursuant to subsection 6.1(a) or (b), constituted at least 3% of Consolidated Assets or for the twelve month period ended on the date of such financial statements represented at least 3% of Consolidated Revenues, in each case determined using the equity method of accounting in accordance with GAAP.
          “Ticking Fee”: as defined in Section 2.6(a).
          “Title Insurance Company”: as defined in Section 5(t)(ii).
          “Transferee”: any Assignee or Participant.
          “Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.
          “UCC”: the Uniform Commercial Code, as in effect from time to time in the State of New York or any other applicable jurisdiction.
          “Upfront Fees”: as defined in Section 2.6(b).
          “United States”: the United States of America.
          “Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.
          “Withdrawal Liability”: liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.
          1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
          (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn by the Borrower or the Administrative Agent, as the case may be, or such provision amended in accordance herewith, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.
          (c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
          (e) When determining whether a Default or Event of Default pursuant to Section 7.1 shall be in existence after giving pro forma effect to a certain event, the covenant levels to be used in making such determination shall be those in effect as of the last day of the most recent fiscal quarter of the Borrower for which financial reports are required to have been delivered pursuant to Section 6.1.
SECTION 2. AMOUNT AND TERMS OF LOANS AND COMMITMENTS
          2.1. Loans and Commitments. (a) Subject to the terms and conditions set forth herein, each Term Lender listed on Schedule 1.1A hereto made (a) term loans (the “Closing Date Loans”) on the Closing Date in the full amount of such Lender’s Closing Date Commitment to the Borrower and (b) term loans (the “Delayed Draw Loans”; together with the Closing Date Loans, the “Term Loans”) on one occasion during the Delayed Draw Availability Period in an amount not exceeding such Lender’s Delayed Draw Commitment to the Borrower. The aggregate principal amount of the Term Loans outstanding on the Restatement Date is $375,000,000. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.10.
          (b) Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.10.
          2.2. Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans) (provided that any such notice of a borrowing of ABR Loans under the Incremental Revolving Facility to finance payments required by Section 3.5 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.
          2.3. [Reserved].
          2.4. Maturity and Repayment of Term Loans.
          (a) The Closing Date Loan of each Lender shall mature in nineteen consecutive quarterly installments commencing on the last day of the first full calendar quarter following the Closing Date, each of which shall be in an amount equal to the percentage set forth below opposite such date multiplied by the amount of such Lender’s Closing Date Loan funded on the Closing Date (it being understood that if the Maturity Date is the Accelerated Maturity Date, there shall be fewer quarterly installments and the final installment shall be increased accordingly):

Payment Date	Percentage
March 31, 2010	0.25%
June 30, 2010	0.25%
September 30, 2010	0.25%
December 31, 2010	0.25%
March 31, 2011	0.25%
June 30, 2011	0.25%
September 30, 2011	0.25%
December 31, 2011	0.25%
March 31, 2012	0.25%
June 30, 2012	0.25%
September 30, 2012	0.25%
December 31, 2012	0.25%
March 31, 2013	0.25%

Payment Date	Percentage
June 30, 2013	0.25%
September 30, 2013	0.25%
December 31, 2013	0.25%
March 31, 2014	0.25%
June 30, 2014	0.25%
September 30, 2014	0.25%
Maturity Date	95.25%

(b)	The Delayed Draw Loan of each Lender shall mature in nineteen consecutive quarterly installments, commencing on the last day of the first full calendar quarter following the Delayed Draw Funding Date, each of which shall be in an amount equal to the percentage set forth below opposite such date multiplied by the amount of such Lender’s Delayed Draw Loan outstanding at the end of the Delayed Draw Availability Period (it being understood that if the Maturity Date is the Accelerated Maturity Date, there shall be fewer quarterly installments and the final installment shall be increased accordingly):

Payment Date	Percentage
March 31, 2010	0.25%
June 30, 2010	0.25%
September 30, 2010	0.25%
December 31, 2010	0.25%
March 31, 2011	0.25%
June 30, 2011	0.25%
September 30, 2011	0.25%
December 31, 2011	0.25%
March 31, 2012	0.25%
June 30, 2012	0.25%
September 30, 2012	0.25%
December 31, 2012	0.25%
March 31, 2013	0.25%
June 30, 2013	0.25%
September 30, 2013	0.25%
December 31, 2013	0.25%
March 31, 2014	0.25%
June 30, 2014	0.25%
September 30, 2014	0.25%
Maturity Date	95.25%

          2.5. Repayment of Revolving Loans. The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.
          2.6. Fees. (a) The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, a ticking fee (the “Ticking Fee”) in an amount equal to 0.75% per annum of the Commitment of such Lender, from the effective date of this Agreement pursuant to Section 10.18 until the Closing Date, payable on the Closing Date.
          (b) The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, upfront fees (the “Upfront Fees”) (i) in an amount equal to 1.00% of the Closing Date Commitment of such Lender, payable on the Closing Date and (ii) in an amount equal to 1.00% of the Delayed Draw Commitment of such Lender that is funded on the Delayed Draw Funding Date, payable on the Delayed Draw Funding Date.
          (c) The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee (the “Delayed Draw Commitment Fee”) in an amount equal to 2.00% per annum of the Delayed Draw Commitments from the Closing Date until the earlier of the Delayed Draw Funding Date or termination of the Delayed Draw Commitments, pursuant to Section 2.7, payable on the Delayed Draw Funding Date or termination of the Delayed Draw Commitments, as applicable.
          (d) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Restatement Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Restatement Date.
          (e) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.
          2.7. Termination or Reduction of Commitments. (a) Unless previously terminated, (i) the Closing Date Commitments shall terminate on the earlier of (x) the funding of the Closing Date Loans on the Closing Date and (y) 5:00 p.m., New York City time, on December 15, 2009 and (ii) the Delayed Draw Commitments shall terminate at 5:00 p.m., New York City time, on the date that is 35 days after the Closing Date (or, if the Closing Date does not occur by 5:00 p.m., New York City time, on December 15, 2009, at such time).
          (b) The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate any Commitments or, from time to time, to reduce the amount of any Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the applicable Commitments then in effect.
          2.8. Optional Prepayments. (a) Subject to subsection (b) below, the Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 1:00 P.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and one Business Day prior thereto, in the case of ABR Loans (provided that ABR Loans may be prepaid on the same Business Day if notice is received by the Administrative Agent no later than 12:00 P.M., New York City time), which notice shall specify the date and amount of prepayment and Type of the Loans being prepaid, as applicable; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.18. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Partial optional prepayments of the Loans shall be ratable as among the Lenders thereof.
          (b) All voluntary prepayments of Term Loans effected on or prior to the first anniversary of the Closing Date with the proceeds of a substantially concurrent issuance of loans under any secured credit facilities (excluding a refinancing of the Facilities in connection with another transaction not permitted by this Agreement (as determined prior to giving effect to any amendment or waiver of this Agreement being adopted in connection with such transaction), provided that the primary purpose of such transaction is not to refinance Indebtedness hereunder at an Applicable Margin or similar interest rate spread more favorable to the Borrower), shall be accompanied by a prepayment fee of 1.00% of the aggregate amount of such prepayments if the Applicable Margin or similar interest rate spread applicable to such new loans is or, upon the satisfaction of certain conditions, would be less than the Applicable Margin applicable to the Term Loans, as of the date hereof. Such prepayment fee shall be paid by the Borrower to the Administrative Agent, for the account of the Term Lenders, on the date of such prepayment.
          2.9. Mandatory Prepayments. (a) If any Capital Stock or Indebtedness shall be issued or incurred by any Group Member (excluding any Excluded Issuance and any Indebtedness permitted by Section 7.2(a) through (s)) an amount equal to the Equity Sweep Percentage of such Net Cash Proceeds in the case of Capital Stock and 100% of the Net Cash Proceeds in the case of Indebtedness shall be applied by the Borrower on the date of receipt thereof by such Group Member toward the prepayment of the Term Loans as set forth in Section 2.9(e).
          (b) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall have been timely delivered in respect thereof, an amount equal to 100% of such Net Cash Proceeds shall be applied by or on behalf of the Borrower promptly but no later than the end of the fiscal month following the fiscal month in which such Net Cash Proceeds are received) toward the prepayment of the Term Loans as set forth in Section 2.9(e); provided that notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales that may be excluded from the foregoing prepayment requirement pursuant to Reinvestment Notices shall not exceed $150,000,000 in any fiscal year of the Borrower and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 2.9(e).
          (c) If, for (i) the period from the first anniversary of the Closing Date through the end of the then current fiscal year of the Borrower or (ii) any fiscal year of the Borrower thereafter, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Term Loans as set forth in Section 2.9(e). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.
          (d) Following the establishment of any Receivable Financing Transaction by the Borrower or any of its Domestic Subsidiaries, an amount equal to 100% of the Net Cash Proceeds thereof shall be promptly applied by or on behalf of the Borrower toward the prepayment of the Term Loans as set forth in Section 2.9(e).
          (e) Amounts to be applied in connection with prepayments made pursuant to this Section 2.9 shall be made ratably among the Lenders of the Term Loans. The application of any prepayment made pursuant to this Section 2.9 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Term Loans under Section 2.9 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid and, if a Eurodollar Loan is prepaid on any day other the last day of the Interest Period applicable thereto, the Borrower shall also pay amounts owing pursuant to Section 2.18.
          2.10. Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
          (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
          2.11. Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $500,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.
          2.12. Interest Rates and Payment Dates. (a) Subject to the provisions of Section 2.12(c), each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

          (b) Subject to the provisions of Section 2.12(c), each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.
          (c) If any Event of Default shall have occurred and be continuing, on and after the date the Borrower receives notice from the Administrative Agent stating that interest is to accrue pursuant to this paragraph (c) or following acceleration of payment of the Loans, all outstanding Loans, Reimbursement Obligations and other Obligations under the Loan Documents (whether or not overdue at such time) shall bear interest at a rate per annum equal to (i) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or and (ii) in the case of any other Obligation, the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).
          (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.
          2.13. Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.
          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be presumptively correct and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.12(a).
          2.14. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
     (a) the Administrative Agent shall have determined (which determination shall be presumptively correct and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
     (b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such

Interest Period to Eurodollar Loans under the relevant Facility shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent (which the Administrative Agent shall do promptly after the circumstances giving rise to such event no longer exist), no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.
          2.15. Pro Rata Treatment and Payments. (a) Except as otherwise provided herein, each payment by the Borrower on account of any fee payable to Lenders shall be made pro rata according to the respective Outstanding Term Loan Percentages, Closing Date Percentages, Delayed Draw Percentages or Revolving Percentages, as applicable, of the relevant Lenders entitled thereto.
          (b) (i) Except as otherwise provided herein, each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective Outstanding Term Loan Percentages of the Term Lenders entitled thereto. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans (i) as directed by the Borrower in the case of prepayments made pursuant to Section 2.8 and (ii) ratably based upon the respective then remaining principal amounts thereof in the case of prepayments made pursuant to Section 2.9. Amounts prepaid on account of the Term Loans may not be reborrowed.
     (ii) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.
          (c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
          (d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the date of borrowing therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such date of borrowing, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable thereto, within three Business Days after demand therefor from the Borrower.
          (e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
          (f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.15(d), 2.15(e), 3.4(a) or 9.7, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision of this Agreement), apply any amounts thereafter received by the Administrative Agent or the Issuing Lender for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
          2.16. Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case, made subsequent to the date hereof:
     (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.17 and changes in the rate of tax on the overall net income of such Lender);
     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or
     (iii) shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, within 30 days after receipt of a reasonably detailed invoice therefor, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
          (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be presumptively correct in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.17. Taxes. (a) All payments made by or on account of any Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (including any interest, addition to tax or penalties applicable thereto), excluding income taxes and franchise taxes (imposed in lieu of net income taxes) and taxes imposed on or measured by the Administrative Agent’s or any Lender’s net profits if such tax is imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any other Loan Document, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to the Administrative Agent or any Lender with respect to any Non-Excluded Taxes (i) that are attributable to the Administrative Agent’s or such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to the Administrative Agent or such Lender at the time the Administrative Agent or such Lender becomes a party to this Agreement, except to the extent that the Administrative Agent’s or such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph (a).

          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by any Loan Party, as promptly as reasonably possible thereafter such Loan Party shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, (i) a certified copy of an original official receipt received by such Loan Party showing payment thereof or (ii) if such Loan Party reasonably determines that it is unable to provide a certified copy of such receipt, a certificate as to the amount of such payment. If the relevant Loan Party fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent copies of the required receipts or other required documentary evidence, such Loan Party shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.
          (d) Each Lender (or Transferee) that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (a “Non U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Administrative Agent and the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service (“IRS”) Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party, Form W-8ECI or Form W-8IMY (accompanied by applicable underlying IRS forms), or, in the case of a Non U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit F and two copies of the applicable Form W-8, or any subsequent versions thereof or successors thereto, in each case properly completed and duly executed by such Non U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non U.S. Lender shall deliver such forms promptly upon the expiration, obsolescence or invalidity of any form previously delivered by such Non U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower and the Administrative Agent (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non U.S. Lender is not legally able to deliver.
          (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower (or the Administrative Agent), such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the commercial or legal position of such Lender.
          (f) Any Lender that is a United States person as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower (with a copy to the Administrative Agent) a duly completed and signed IRS Form W-9 (or successor form) establishing that the Lender is organized under the laws of the United States and is not subject to backup withholding.

          (g) If the Administrative Agent or any Lender determines, in its sole discretion (exercised in good faith), that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); within 45 Business Days of the determination that the Borrower is entitled to such refund provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or to any other Person.
          (h) Each Lender shall indemnify the Administrative Agent, within 10 days after demand therefor, for the full amount of any Taxes attributable to such Lender that are payable or paid by the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.
          (i) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.18. Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement (other than by operation of Section 2.14), (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be presumptively correct in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.19. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.16 or 2.17(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.16 or 2.17(a).
          2.20. Incremental Facility. The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more additional tranches of term loans, revolving facilities or letter of credit facilities (each, an “Incremental Facility”), provided that (i) at the time and after the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall have occurred and be continuing, (ii) the Borrower shall be in compliance with the covenants contained in Section 7.1 determined on a pro forma basis as of the last day of the most recent period of the Borrower for which financial statements are available as if any term loans under such Incremental Facility had been outstanding and any revolving commitment under such Incremental Facility (to the extent not available to issue letters of credit) had been fully used on the last day of such period and (iii) the Consolidated Leverage Ratio determined on a pro forma basis as of the last day of the most recent fiscal quarter of the Borrower for which financial statements are available, determined as if any term loans under such Incremental Facility had been outstanding on the last day of such period, shall be less than 2.5 to 1.0. Each Incremental Facility shall be in an aggregate principal amount that is not less than $50,000,000 (provided that such amount may be less than $50,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence) and there shall be not more than 3 requests for Incremental Facilities. Notwithstanding anything to the contrary herein, the aggregate amount of the Incremental Facilities (including the Incremental Revolving Facility) shall not exceed $200,000,000. Any Incremental Facility (a) shall rank pari passu in right of payment and of security with the Loans, (b) shall not mature earlier than the Maturity Date or have a weighted average life (if applicable) which is shorter than the then remaining average life of the Loans, and (c) shall otherwise be on terms and pursuant to documentation to be determined by the Borrower and the Persons willing to provide such Incremental Facility, provided that (A) to the extent such terms and documentation are not consistent with the Facilities (other than with respect to pricing, amortization and maturity) they shall be reasonably satisfactory to the Administrative Agent and (B) if the Applicable Margin (which term for purposes of this Section 2.20 shall include any original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the lenders under any applicable Facility (which, for any Incremental Facility consisting of a term loan facility shall be the Term Facility and for any Incremental Facility consisting of a revolving loan facility shall be the Incremental Revolving Facility) or the Incremental Facility, as applicable, in the primary syndication thereof (with OID being equated to interest based on assumed three-year life to maturity)) relating to any Incremental Facility exceeds the Applicable Margin relating to the applicable Facility immediately prior to the effectiveness of the applicable Incremental Amendment, the Applicable Margin relating to such Facility shall be adjusted to equal the Applicable Margin relating to such Incremental Facility. Each notice from the Borrower pursuant to this Section 2.20 shall set forth the requested amount and proposed terms of the relevant Incremental Facility and the Lenders or other Persons willing to provide the Incremental Facility. The Incremental Facility may be provided by any existing Lender or by any Eligible Assignee selected by the Borrower (any such other financial institution or fund being called an “Additional Lender”), provided that the Administrative Agent shall have consented (not to be unreasonably withheld) to such Lender’s or Additional Lender’s providing such Incremental Facility if such consent would be required under Section 10.6 for an assignment of Loans to such Lender or Additional Lender. Commitments in respect of Incremental Facilities shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent pursuant to Section 10.1(e) hereof. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.20. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 5.2 (it being understood that all references to the Delayed Draw Funding Date or similar language in such Section 5.2 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. The Borrower will use the proceeds of the Incremental Facilities for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Facility, unless it so agrees. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this paragraph.
          2.21. Intercreditor Agreement. Each Lender hereby authorizes and directs the Administrative Agent and the Collateral Agent to enter into the Intercreditor Agreement on its behalf and hereby approves and agrees to be bound by the terms of the Intercreditor Agreement. Notwithstanding anything to the contrary herein, in the case of any inconsistency between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall govern. The Lenders acknowledge that the Second Lien Term Loans and related obligations are secured by the Collateral, subject to the Intercreditor Agreement.
          2.22. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:
          (a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.6(d);
          (b) the Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.1), provided that (i) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender and (ii) any waiver, amendment or modification increasing the amount or extending the expiration date of such Defaulting Lender’s Commitment, reducing the stated rate of any interest payable hereunder to such Defaulting Lender or extending the scheduled date of any payment thereof to such Defaulting Lender that would, absent this Section 2.22(b), require the consent of such Defaulting Lender pursuant to Section 10.1 shall require the consent of such Defaulting Lender.
          (c) if any L/C Obligations exists at the time a Revolving Lender becomes a Defaulting Lender then:
     (i) all or any part of such L/C Obligations shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s L/C Obligations does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (y) the conditions set forth in Section 5.4 are satisfied at such time;
     (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize such Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth the last paragraph of Section 8 for so long as such L/C Obligations are outstanding;

     (iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Obligations pursuant to Section 2.22(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3 with respect to such Defaulting Lender’s L/C Obligations during the period such Defaulting Lender’s L/C Obligations are cash collateralized;
     (iv) if the L/C Obligations of the non-Defaulting Lenders is reallocated pursuant to Section 2.22(c), then the fees payable to the Lenders pursuant to Section 2.6(d) and Section 3.3 shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and
     (v) if any Defaulting Lender’s L/C Obligations are neither cash collateralized nor reallocated pursuant to Section 2.22(c), then, without prejudice to any rights or remedies of the Issuing Lender or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such L/C Obligations) and letter of credit fees payable under Section 3.3 with respect to such Defaulting Lender’s L/C Obligations shall be payable to the Issuing Lender until such L/C Obligations are cash collateralized and/or reallocated;
          (d) so long as any Revolving Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.22(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(c)(i) (and Defaulting Lenders shall not participate therein); and
          (e) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 10.7 but excluding Section 10.1(c)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender hereunder, (iii) third, if so determined by the Administrative Agent or requested by an Issuing Bank, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any existing or future participating interest in any Letter of Credit, (iv) fourth, to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Revolving Loans under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders or an Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or such Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, provided, with respect to this clause (viii), that if such payment is (x) a prepayment of the principal amount of any Revolving Loans or Reimbursement Obligation in respect of which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 5.4 are satisfied, such payment shall be applied solely to prepay the Revolving Loans of, and Reimbursement

Obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Revolving Loans, or Reimbursement Obligations owed to, any Defaulting Lender.
          In the event that the Administrative Agent, the Borrower and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Administrative shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Revolving Percentage.
SECTION 3. LETTERS OF CREDIT
          3.1. L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the Dollar Equivalent of the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars or another freely-convertible currency acceptable to the Issuing Lender and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) (1) the date that is five Business Days prior to the Revolving Termination Date or (2) the date that is one year after the Revolving Termination Date, provided that no later than the 60th day prior to the Revolving Termination Date (or for any Letters of Credit issued after such date, the date of issuance), the Borrower shall deposit in a cash collateral account opened by the Administrative Agent an amount equal to 103% of the aggregate then undrawn and unexpired amount of such Letters of Credit; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).
          (b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.
          3.2. Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).
          3.3. Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to

Eurodollar Loans under the Incremental Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.25% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date.
          (b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.
          3.4. L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount that is not so reimbursed (or is so returned). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
          (b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Incremental Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.
          (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the

Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.
          3.5. Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.12(b) and (y) thereafter, Section 2.12(c).
          3.6. Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.
          3.7. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.
          3.8. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.
          3.9. Cash Collateralization. If on any date the Dollar Equivalent of the L/C Obligations exceeds the L/C Commitment, then the Borrower shall within three Business Days after notice thereof from the Administrative Agent deposit in a cash collateral account opened by the Administrative Agent an amount equal to such excess plus accrued and unpaid interest thereon.
          3.10. Currency Adjustments.
          (a) Notwithstanding anything to the contrary contained in this Agreement, for purposes of calculating any fee in respect of any Letter of Credit in respect of any Business Day, the Administrative Agent shall convert the amount available to be drawn under any Letter of Credit denominated in a currency other than Dollars into an amount of Dollars based upon the Exchange Rate.
          (b) Notwithstanding anything to the contrary contained in this Section 3, prior to demanding any reimbursement from the L/C Participants pursuant to subsection 3.4 in respect of any Letter of Credit denominated in a currency other than Dollars, the Issuing Lender shall convert the Borrower’s obligation under subsection 3.4 to reimburse the Issuing Lender in such currency into an obligation to reimburse the Issuing Lender in Dollars. The Dollar amount of the reimbursement obligation of the Borrower and the L/C Participants shall be computed by the Issuing Lender based upon the Exchange Rate in effect for the day on which such conversion occurs.
SECTION 4. REPRESENTATIONS AND WARRANTIES
          To induce the Agents and the Lenders to enter into this Agreement and the Lenders to make the Loans and issue or participate in the Letters of Credit, each Loan Party hereby jointly and severally represents and warrants to the Agents and each Lender that:
          4.1. No Change. Since the Petition Date, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect (it being agreed that solely for purposes of this Section 4.1 no change in automotive industry conditions or in banking, financial or capital markets on and after such date which does not disproportionately adversely affect the Borrower and its Subsidiaries, taken as a whole, shall have a Material Adverse Effect)..
          4.2. Existence; Compliance with Law. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law.
          4.3. Power; Authorization; Enforceable Obligations. Upon entry by the Bankruptcy Court of the Confirmation Order, each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents except (i) consents, authorizations, filings and notices described in Schedule 4.3, which consents, authorizations, filings and notices (other than the Confirmation Order) have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.20. Each Loan Document has been duly executed and delivered on behalf of each Loan Party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
          4.4. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Loan Documents and the Second Lien Term Loans).
          4.5. Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Loan Party or against any of their respective properties or revenues (including with respect to the Loan Documents) that could reasonably be expected to have a Material Adverse Effect.
          4.6. No Default. No Loan Party is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
          4.7. Ownership of Property; Liens. Except as could not reasonably be expected to have a Material Adverse Effect, each Loan Party has title in fee simple to, or a valid leasehold, subleasehold, license or other interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property, except for minor encumbrances and defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes is subject to any Lien except as permitted by Section 7.3.
          4.8. Intellectual Property. Each Loan Party owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person against any Loan Party challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property of any Loan Party, nor does the Borrower know of any valid basis for any such claim. To the knowledge of the Borrower, no use by each Loan Party of any of its material Intellectual Property infringes on the rights of any Person in any material respect.
          4.9. Taxes. Each Loan Party has filed or caused to be filed all Federal and material state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any material assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (except any such taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP (where GAAP requires such reserves) have been provided on the books of the relevant Loan Party); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

          4.10. Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1, as applicable, referred to in Regulation U.
          4.11. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Loan Party pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Loan Party on account of employee health and welfare insurance have been, in all material respects, paid or accrued as a liability on the books of the relevant Loan Party.
          4.12. ERISA. Except, in the aggregate, as could not reasonably be expected to result in a Material Adverse Effect, (i) each Loan Party and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the Code relating to Single Employer Plans and Multiemployer Plans and the regulations and published interpretations thereunder and (ii) no ERISA Event has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan. Except, in the aggregate, as could not reasonably be expected to result in a Material Adverse Effect, the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits.
          4.13. Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur the Indebtedness to be incurred hereunder.
          4.14. Subsidiaries. As of the date hereof, (a) Schedule 4.14 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) except as set forth on Schedule 4.14, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options or similar equity awards granted to current or former employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary.
          4.15. Use of Proceeds. The proceeds of the Term Loans shall be used, together with cash on hand of the Borrower, to replace and refinance the outstanding loans made under the DIP Credit Agreement or, in the case of the Delayed Draw Loans, to refund cash used by the Borrower for the foregoing. The proceeds of the Revolving Loans and the Letters of Credit, shall be used for general corporate purposes. The proceeds of the Loans shall not be used to purchase or carry margin stock.
          4.16. Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

     (a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and to the knowledge of the Borrower, have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;
     (b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;
     (c) Materials of Environmental Concern have not been transported or disposed of from the Properties during the last five years or, to the knowledge of the Borrower, any prior time in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties during the last five years or, to the knowledge of the Borrower, any prior time in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;
     (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;
     (e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, during the last five years or, to the knowledge of the Borrower, any prior time in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;
     (f) the Properties and all operations at the Properties are in compliance, and have in the last five years and, to the knowledge of the Borrower, at all prior times been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and
     (g) no Group Member has assumed any liability by contract or, to the knowledge of the Borrower, operation of law, of any other Person under Environmental Laws.
          4.17. Accuracy of Information, etc. No factual statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent, the Lenders or the Bankruptcy Court, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents other than any projections or pro forma information, when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances when made. The projections and pro forma information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such projections as they relate to future events are subject to significant uncertainties, many of which are beyond the control of the Borrower and not to be viewed as fact and that actual results during the period or periods covered by such projections may differ from the projected results set forth therein by a material amount.
          4.18. Financial Statements. (a) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at October 3, 2009 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which will be furnished to the Administrative Agent on or prior to the Closing Date, will have been prepared giving effect (as if such events had occurred on such date) to (i) the occurrence of the Effective Date, (ii) the Second Lien Term Loans deemed made on the Closing Date, (iii) the Term Loans made on the Closing Date and the use of the proceeds thereof and (iv) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet will have been prepared based on the best information available to the Borrower as of the date of delivery thereof, and will present fairly on a pro forma basis the estimated financial position of the Borrower and its consolidated Subsidiaries as at October 3, 2009, assuming that the events specified in the preceding sentence had actually occurred at such date.
          (b) [Reserved.]
          (c) The (i) audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of December 31, 2008 and the related statements of income and cash flow for the fiscal year ending on such date and (ii) unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of June 30, 2009 and the related statements of income and cash flow for the fiscal quarter ending on such date, each as heretofore furnished to the Administrative Agent and the Lenders and certified by a Responsible Officer of the Borrower, are complete and correct in all material respects and fairly present the financial condition of the Borrower and its Subsidiaries on such date. All such financial statements, including the related schedules and notes thereto, have been prepared in conformity with GAAP applied on a consistent basis, and all liabilities, direct and contingent, of the Borrower on a consolidated basis with its Subsidiaries on such date required to be disclosed pursuant to GAAP are disclosed in such financial statements, subject to (d) year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
          4.19. Insurance. All policies of insurance of any kind or nature owned by or issued to each Loan Party, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation, employee health and welfare, property and liability insurance, are (a) in full force and effect except to the extent commercially reasonably determined by the Borrower not to be necessary pursuant to clause (b) of this Section 4.19 or which is not material to the overall coverage and (b) are of a nature and provide such coverage as in the reasonable opinion of the Borrower, is sufficient and is customarily carried by companies of the size and character of the Loan Parties.
          4.20. Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent, for its benefit, for the benefit of the Administrative Agent and for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Collateral Agent

(together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.20(a) in appropriate form are filed in the offices specified on Schedule 4.20(a) together with payment of any filing or recordation fees, or, with respect to after-acquired property, when the requirements set forth in Section 6.9 have been complied with, the Collateral Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof (except for registration of and application for Intellectual Property filed outside the United States) to the extent such Lien can be perfected by the filing of financing statements under the applicable UCC, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3, and in the case of the Collateral constituting Pledged Stock, inchoate Liens arising by operation of law), in each case, to the extent required by the Guarantee and Collateral Agreement.
          (b) Each of the Mortgages is effective to create in favor of the Collateral Agent, for its benefit, for the benefit of the Administrative Agent and for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Property described therein, and when the Mortgages are filed in the offices specified on Schedule 4.20(b), each such Mortgage shall constitute a Lien on, and security interest in, all right, title and interest of the Loan Parties in the subject Mortgaged Property, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except Liens permitted by Section 7.3). Part 1 of Schedule 1.1B lists, as of the date hereof, each parcel of owned real property located in the United States and held by the Borrower or any of the Guarantors that has a fair market value estimated in good faith by the Borrower, in excess of $5,000,000 (each, a “Mortgaged Property”). Part 2 of Schedule 1.1B lists, as of the date hereof, (A) each parcel of owned real property located in the United States and held by the Borrower or any of the Guarantors that has a fair market value estimated in good faith by the Borrower in excess of $1,000,000 which is not listed on Part 1 of Schedule 1.1B, and (B) each material parcel of real property located in the United States and which is leased (as lessee) or subleased (as sublessee) by the Borrower or any of the Guarantors.
          4.21. Solvency. After giving effect to the occurrence of the Effective Date and the incurrence of all Indebtedness and Obligations being incurred in connection herewith and therewith, the Borrower is Solvent.
          4.22. Regulation H. Except as disclosed in Schedule 4.22, no Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, as amended.
SECTION 5. CONDITIONS PRECEDENT
          5.1. Closing Date. The agreement of each Lender to make the extension of credit requested to be made by it on the Closing Date is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:
     (a) Credit Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Guarantor, and (iii) the Intercreditor Agreement, executed and delivered by the Administrative Agent, the Collateral Agent, the Second Lien Agent, the Borrower and each Guarantor.

     (b) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of a Responsible Officer of each Loan Party, dated the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent, as to the incumbency and signature of their respective officers executing each Loan Document to which it is a party, together with satisfactory evidence of the incumbency of such Responsible Officer, (ii) a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors (or the executive committee or other governing authority thereof) of each Loan Party authorizing the execution, delivery and performance of each Loan Document to be entered into on the Closing Date to which it is a party, (iii) a certificate of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, attaching the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party and (iv) a good standing certificate for each Loan Party from its jurisdiction of organization.
     (c) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (provided that if any representation or warranty is by its terms qualified by materiality, such representation shall be true and correct in all respects) on and as of such date as if made on and as of such date, except to the extent that any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date.
     (d) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.
     (e) Legal Opinion of Counsel to the Borrower. The Administrative Agent shall have received (i) an opinion, in form and substance reasonably satisfactory to the Administrative Agent, of counsel to the Borrower and its Subsidiaries and (ii) the legal opinion of local counsel in jurisdictions in which the Mortgages have been filed as may be reasonably requested by the Administrative Agent.
     (f) Compliance with DIP Credit Agreement. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent, certifying (i) no Default or Event of Default (as defined in the DIP Credit Agreement) exists under the DIP Credit Agreement immediately prior to the termination thereof and (ii) the Borrower is in compliance with the financial covenants set forth in Section 7.1 of the DIP Credit Agreement, immediately prior to the termination of the DIP Credit Agreement.
     (g) Pro Forma Liquidity. After giving pro forma effect to the Plan of Reorganization and the borrowing of the Loans on the Closing Date (i) Liquidity of the Borrower and its Subsidiaries shall not be less than the minimum Liquidity required to be maintained pursuant to Section 7.1(b) of the DIP Credit Agreement as of the last day of the fiscal month in which the Closing Date occurs, and (ii) the aggregate principal amount of the Loans and the Second Lien Term Loans shall not exceed $1,100,000,000, and the Borrower shall have provided to the Administrative Agent reasonably satisfactory support for such calculations.
     (h) Confirmation Order. The Bankruptcy Court shall have entered an order confirming the Plan of Reorganization, which order (the “Confirmation Order”) (i) shall be in form and substance reasonably satisfactory to the Administrative Agent, (ii) shall authorize the Term Facility and (iii) unless the Arrangers otherwise agree, shall be in full force and effect and shall not have been reversed or modified and shall not be stayed or subject to a motion to stay or subject to appeal or petition for review, rehearing or certiorari. The Canadian Court shall have entered an order in the CCAA Cases recognizing and implementing the Confirmation Order with respect to the Canadian Debtors, which order (i) shall be consistent with the Confirmation Order except to the extent otherwise reasonably satisfactory to the Administrative Agent and (ii) unless the Arrangers otherwise agree, shall be in full force and effect and shall not have been reversed or modified and shall not be stayed or subject to a motion to stay or subject to appeal or petition for review, rehearing or certiorari. The Effective Date shall have occurred (and all conditions precedent thereto as set forth therein shall have been satisfied (or shall be concurrently satisfied) or waived by the Administrative Agent).
     (i) Repayment of DIP Facility. The DIP Facility shall have been repaid in full in cash and all commitments relating thereto shall have been terminated, and all liens and security interests related thereto shall have been terminated, released or continued, as applicable.
     (j) Projections. The Borrower shall have delivered projections through 2014 prepared in good faith on the basis of the assumptions stated therein.
     (k) Second Lien Term Loans. (i) The Second Lien Credit Agreement shall contain terms that conform to the Plan of Reorganization and are otherwise reasonably satisfactory to the Administrative Agent, and (ii) the Administrative Agent shall have received reasonably satisfactory evidence that the conditions to the effectiveness of the Second Lien Term Loan Documents shall have been satisfied or waived in accordance with their terms.
     (l) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) audited consolidated financial statements of the Borrower and its Subsidiaries for the most recently ended fiscal year and (iii) unaudited interim consolidated financial statements of the Borrower and its Subsidiaries for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available.
     (m) No Default. No Default or Event of Default shall have occurred and be continuing o n such date or after giving effect to the extensions of credit requested to be made on such date.
     (n) Patriot Act and “Know Your Customer” Information. The Administrative Agent shall have received all documentation and other information mutually agreed to be required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the United States

PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”).
     (o) Ratings. The Borrower shall have used commercially reasonable efforts to obtain a rating for the Term Facility from both S&P and Moody’s.
     (p) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 6.5 and the corresponding section of the Mortgages.
     (q) Pledged Stock; Stock Powers; Pledged Notes. The Collateral Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Security Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Collateral Agent pursuant to the Security Documents endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof, in each case of the foregoing, to the extent not previously delivered to the DIP Agent under the DIP Credit Agreement.
     (r) Mortgages, etc. (i) The Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.
     (ii) If requested by the Administrative Agent, the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (iii) below (the “Title Insurance Company”) shall have received, maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date reasonably satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to the Administrative Agent.
     (iii) The Administrative Agent shall have received in respect of each Mortgaged Property with a fair market value estimated in good faith by the Borrower in excess of $5,000,000 a binding pro forma mortgagee’s title insurance policy (or policies) or marked-up unconditional commitment to issue such insurance, in each case in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have received evidence reasonably satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.
     (iv) If requested by the Administrative Agent, the Administrative Agent shall have received in respect of each Mortgaged Property with a fair market value estimated in good faith by the Borrower in excess of $5,000,000 (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage and located in a special flood hazard area, (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property, the fair market value of such real property as estimated in good faith by the Borrower or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, as amended, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board with respect to any parcel of improved real property that is encumbered by any Mortgage and located in a special flood hazard area.
     (v) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (iii)) above.
     (s) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where any Loan Party is organized, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.
     (t) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for its benefit, for the benefit of the Administrative Agent and for the ratable benefit of the Lenders, a perfected Lien (or in the case of the Mortgages, a valid Lien) on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form to the satisfaction of the Collateral Agent for filing, registration or recordation.
          5.2. Delayed Draw Funding Date. The agreement of each Lender to make the extension of credit requested to be made by it on the Delayed Draw Funding Date is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Delayed Draw Funding Date, of the following conditions precedent:
          (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (provided that if any representation or warranty is by its terms qualified by materiality, such representation shall be true and correct in all respects) on and as of such date as if made on and as of such date, except to the extent that any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date.
          (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
For the purpose of determining compliance with the conditions specified in this Section 5, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 and 5.2 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
          5.3. Restatement Date. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

          (a) Credit Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Borrower and (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Guarantor.
          (b) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of a Responsible Officer of each Loan Party, dated the Restatement Date, in form and substance reasonably satisfactory to the Administrative Agent, as to the incumbency and signature of their respective officers executing each Loan Document to which it is a party, together with satisfactory evidence of the incumbency of such Responsible Officer, (ii) a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors (or the executive committee or other governing authority thereof) of each Loan Party authorizing the execution, delivery and performance of each Loan Document to be entered into on the Restatement Date to which it is a party, (iii) a certificate of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, attaching the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party and (iv) a good standing certificate for each Loan Party from its jurisdiction of organization.
          (c) Fees. The Incremental Revolving Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Restatement Date.
          (d) Officer Certificate. The Administrative Agent shall have received an officer’s certificate, signed by a Responsible Officer of the Borrower, to the effect that the Incremental Revolving Facility is permitted pursuant to Section 2.20 of the Existing Credit Agreement.
          5.4. Each Extension of Credit under the Incremental Revolving Facility. The agreement of each Revolving Lender to make the extension of credit requested to be made by it on any date is subject to the satisfaction of the following conditions precedent (except to the extent waived by the Majority Facility Lenders under the Incremental Revolving Facility):
          (a) Legal Opinion. The Administrative Agent shall have received, on or before the 15th day following effectiveness of this Agreement (which date may be extended by the Administrative Agent from time to time in its discretion) an opinion, in form and substance reasonably satisfactory to the Administrative Agent, of counsel to the Borrower and its Subsidiaries.
          (b) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (provided that if any representation or warranty is by its terms qualified by materiality, such representation shall be true and correct in all respects) on and as of such date as if made on and as of such date, except to the extent that any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date.
          (c) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
SECTION 6. AFFIRMATIVE COVENANTS
          Each Loan Party hereby jointly and severally agrees that, commencing on the Closing Date and so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any

Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each Loan Party shall and shall cause each of its Subsidiaries to:
          6.1. Financial Statements. Furnish to the Administrative Agent to be provided to each Lender:
     (a) as soon as available, but in any event not later than 120 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case, in comparative form the figures for the previous year, reported on without a qualification arising out of the scope of the audit or other material qualification or exception (other than a “going concern” exception or similar exception or qualification for fiscal year 2009), by independent certified public accountants of nationally recognized standing; and
     (b) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, commencing with the fiscal quarter ended on or about October 3, 2009, the unaudited consolidated and consolidating (on the same basis as the Borrower prepared consolidating financial statements prior to the Closing Date) balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated and consolidating (on the same basis as the Borrower prepared consolidating financial statements prior to the Closing Date) statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case, in comparative form the figures for the previous year, certified by a Responsible Officer, on behalf of the Borrower, as being fairly stated in all material respects.
All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except (i) as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein and (ii) with respect to unaudited statements, the absence of footnote disclosure and subject to year-end audit adjustments) consistently throughout the periods reflected therein and with prior periods.
          6.2. Certificates; Other Information. Furnish to the Administrative Agent which shall make such item available to each Lender (or, in the case of clause (f), to the relevant Lender):
          (a) [Reserved];
          (b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of the Borrower stating that the Responsible Officer executing such certificate on behalf of the Borrower has no knowledge of any Default or Event of Default except as specified in such certificate, (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Loan Party with the provisions of this Agreement referred to therein, including calculations in reasonable detail with respect to compliance with Section 7.1, and (iii) in the case of quarterly or annual financial statements, to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party, (2) a description of any Domestic Subsidiary acquired or created, including name and jurisdiction of organization, and (3) a description of any Person that has become a Loan Party, in each case since the date of the most recent report delivered pursuant to this clause (iii) (or, in the case of the first such report so delivered, since the Closing Date);
          (c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of the Borrower executed by a Responsible Officer, on behalf of the Borrower, stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer executing such certificate, on behalf of the Borrower, has no reason to believe that such Projections are incorrect or misleading in any material respect, and that whether or not any such Projections are in fact achieved are subject to significant uncertainties and contingencies, many of which are not within the control of the Borrower, and that no assurance can be given that such Projections will be realized, and actual results may vary from the projected results and such variations may be material;
          (d) concurrently with the delivery of any financial statements pursuant to Section 6.1(a) or (b), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter;
          (e) within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC;
          (f) to the Administrative Agent on behalf of each Required Lender promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that, following reasonable request of the Administrative Agent (which right to request shall be exercised no more than once during a 12-month period), any Loan Party or any ERISA Affiliate shall have promptly requested from the administrator or sponsor of a Multiemployer Plan with respect to such Multiemployer Plan; and
          (g) promptly, subject to applicable confidentiality agreements of the Group Members, such reasonably available additional financial and other information as any Lender through the Administrative Agent may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.1, Section 6.2 or Section 6.7 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date received by the Administrative Agent. Each Lender shall be deemed to have received such documents on the date on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial or governmental third-party website or whether sponsored by the Administrative Agent); provided, that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and, at the request of the Administrative Agent, provide by electronic mail electronic versions (i.e., soft copies) of such documents.
          6.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations in respect of taxes, assessments and governmental charges or levies of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower and its Subsidiaries.
          6.4. Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply in all material respects with all Requirements of Law.
          6.5. Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted except as could not reasonably be expected to have a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.
          6.6. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Agents or any Lender (subject to reasonable confidentiality agreements) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time upon reasonable notice and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and managerial employees of the Group Members and with their independent certified public accountants, provided that an officer of the Borrower shall be provided reasonable opportunity to participate in any such discussion with the accountants; provided further that such inspections shall be coordinated through the Administrative Agent so that in the absence of an Event of Default, not more than one such inspection shall occur in any calendar year. The Agents and the Lenders agree to use reasonable efforts to coordinate and manage the exercise of their rights under this Section 6.6 so as to minimize the disruption to the business of the Borrower and its Subsidiaries resulting therefrom.
          6.7. Notices. Promptly give notice to the Administrative Agent and each Lender of:
     (a) the occurrence of any Default or Event of Default;
     (b) any litigation or proceeding affecting any Loan Party (i) in which the amount involved is $10,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;
     (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Event(s) that have occurred, could reasonably be expected to result in liability of any Loan Party or any of its ERISA Affiliates in an aggregate amount exceeding $10,000,000; and
     (d) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Loan Party proposes to take with respect thereto.

          6.8. Environmental Laws. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
     (a) comply with, and take all commercially reasonable steps to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and take all commercially reasonable steps to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.
     (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
          6.9. Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by any Loan Parties (other than (x) any property described in paragraph (b) below and (y) any property constituting Excluded Property) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Security Documents or such other documents as the Administrative Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest under the laws of the United States in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be requested by the Administrative Agent.
          (b) (i) As soon as possible (and in no event later than 45 days after the delivery of any financial statements under subsection 6.1(a) or (b), for any fiscal period, in the case of Subsidiaries referred to in the following clause (A) which period may be extended by the Administrative Agent from time to time in its discretion), cause (A) all of the Capital Stock (other than Excluded Property) owned directly or indirectly by the Borrower of each of the Borrower’s direct or indirect Domestic Subsidiaries (other than any Excluded Subsidiary or Immaterial Subsidiary) to be pledged to the Collateral Agent, pursuant to an amendment to the Security Documents reasonably requested by the Administrative Agent, (B) if requested by the Administrative Agent, cause all of the Capital Stock (other than Excluded Property) owned directly or indirectly by the Borrower of any of the Borrower’s direct or indirect Domestic Subsidiaries (other than any Excluded Subsidiary and whether or not such Domestic Subsidiary is an Immaterial Subsidiary) to be pledged to the Collateral Agent pursuant to an amendment to the Security Documents reasonably requested by the Administrative Agent, (C) 65% of the voting Capital Stock and all non-voting Capital Stock (other than Excluded Property) of each of the Borrower’s or any of its Domestic Subsidiaries’ direct Foreign Subsidiaries which are not Immaterial Subsidiaries (or such lesser amount as may be owned by the Borrower and its Domestic Subsidiaries), to be pledged to the Collateral Agent pursuant to the Security Documents, for the ratable benefit of the Secured Parties, pursuant to an amendment to the Security Documents reasonably requested by the Administrative Agent and (D) the Administrative Agent to receive legal opinions of counsel to the Borrower acceptable to the Administrative Agent covering such matters in respect of such pledges as the Administrative Agent shall reasonably request.
     (ii) Notwithstanding the foregoing, cause the Capital Stock of any Special Purpose Subsidiary or Subsidiary of the Borrower which acts as a purchaser of receivables for a receivables securitization program of the Borrower and its Domestic Subsidiaries to be pledged as Collateral pursuant to the Security Documents.
          (c) As soon as possible, cause (i) each of the Borrower’s direct or indirect Domestic Subsidiaries (other than (A) an Excluded Subsidiary, (B) an Immaterial Subsidiary (provided that all Immaterial Subsidiaries excluded under this clause (B) and clause (b) of the definition of “Guarantor” shall not at any time contribute in the aggregate more than 5% of Consolidated Assets or more than 5% of Consolidated Revenues), (C) a joint venture in which not more than 85% of the aggregate Capital Stock of such joint venture is held by the Loan Parties in the aggregate or (D) a direct holding company of one or more joint ventures under clause (C) hereof, provided that such holding company does not engage in any business or own any assets other than owning the Capital Stock of such joint ventures) to become a Guarantor by executing and delivering a joinder or assumption agreement to the Guarantee and Collateral Agreement in a form reasonably requested by the Administrative Agent if such Subsidiary is not then a Guarantor and (ii) opinions of counsel to the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, covering such matters in respect of the Guarantee and Collateral Agreement as the Administrative Agent shall reasonably request to be delivered to the Administrative Agent.
          (d) With respect to any fee interest in any real property having a fair market value (together with improvements thereof) in the good faith estimation of the Borrower of at least $5,000,000 or otherwise not constituting Excluded Property acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.3(g)), as soon as reasonably possible and in any event within 60 days after such acquisition (i) execute and deliver a Mortgage, in favor of the Collateral Agent, for its benefit, for the benefit of the Administrative Agent and for the benefit of the Lenders, covering such real property, creating a Lien on such real property prior and superior in right to all other Liens on such real property (except Liens permitted by Section 7.3), (ii) if reasonably requested by the Administrative Agent, provide the Collateral Agent, for its benefit, for the benefit of the Administrative Agent and for the benefit of the Lenders with (x) a binding pro forma mortgagee’s title insurance policy or marked-up unconditional commitment to issue such insurance covering such real property in an amount equal to the purchase price of such real property (or such lesser amount as shall be reasonably specified by the Administrative Agent) as well as a current map or plat of an as-built survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Agents legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          6.10. Post-Closing Matters. (a) Maintain at all times substantially all of the cash and Cash Equivalents of the Loan Parties (other than cash and Cash Equivalents which are pledged to third parties to secure obligations of the Loan Parties) at an account or accounts with the Administrative Agent or any other financial institution that has entered into a control agreement in form and substance reasonably satisfactory to the Administrative Agent; provided, that (i) the Loan Parties may maintain accounts with financial institutions other than the Administrative Agent and not subject to control agreements consisting of (A) payroll accounts, which accounts shall at no time contain more cash than is necessary to meet the periodic payroll obligations of the Borrower and its Subsidiaries, (B) accounts with balances up to $10,000,000 in the aggregate, (C) trust accounts, so long as such trust accounts only contain funds of third parties and (D) accounts, if any, maintained in connection with employee benefit plans, so long as such accounts contain only funds required to be maintained by such employee benefit plans.

          (b) Cause the post-closing matters identified on Schedule 6.10 to be completed on or before the date set forth on Schedule 6.10 for the relevant post-closing matter (which date may be extended by the Administrative Agent from time to time in its discretion).
SECTION 7. NEGATIVE COVENANTS
          Each Loan Party hereby jointly and severally agrees that, commencing on the Closing Date and so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, they shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:
          7.1. Financial Covenants.
          (a) Consolidated Leverage Ratio. Permit, on the last day of any fiscal quarter beginning with the first fiscal quarter end date following the Closing Date, the Consolidated Leverage Ratio for the four consecutive fiscal quarters of the Borrower ending with such fiscal quarter end date to exceed the amount set forth opposite such fiscal quarter below:

Fiscal Quarter	Consolidated Leverage Ratio
Q4 2009	7.50
Q1 2010	7.50
Q2 2010	6.00
Q3 2010	4.75
Q4 2010	3.50
Q1 2011	2.75
Q2 2011	2.50
Q3 2011	2.25
Q4 2011 and each fiscal quarter thereafter	2.00
          (b) Interest Coverage. Permit, on the last day of any fiscal quarter beginning with the first fiscal quarter end date following the Closing Date, the Interest Coverage Ratio for the four consecutive fiscal quarters of the Borrower ending with such fiscal quarter end date to be less than the amount set forth opposite such fiscal quarter below:
          Fiscal Quarter
     Interest Coverage Ratio

Fiscal Quarter	Interest Coverage Ratio
Q4 2009	1.25
Q1 2010	1.25
Q2 2010	1.50
Q3 2010	1.75
Q4 2010	2.50
Q1 2011 and each fiscal quarter thereafter	3.00
          (c) Capital Expenditures. Permit the aggregate amount of Capital Expenditures made by the Loan Parties during any fiscal year set forth below to exceed the amount set forth opposite such fiscal year:

Maximum Capital Expenditure
Fiscal Year	Amount ($)
2010	200,000,000
2011	215,000,000
2012	250,000,000
2013	275,000,000
2014	300,000,000
; provided, that (a) up to 100% of any such amount referred to above, if not expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (b) Capital Expenditures made pursuant to this Section during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to clause (a) above.
          7.2. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:
     (a) Indebtedness of any Loan Party pursuant to any Loan Document;
     (b) intercompany Indebtedness incurred pursuant to any Investment permitted by Section 7.7(f) so long as any such Indebtedness owing by a Loan Party to any Person other than a Loan Party shall, in each case, be evidenced by an Intercompany Subordinated Note (other than, and solely to the extent that, such Intercompany Subordinated Note would be prohibited by any law or regulation of a jurisdiction where any such Person that is a Foreign Subsidiary is located or organized);

     (c) unsecured Guarantee Obligations incurred in the ordinary course of business or with respect to Indebtedness permitted pursuant to this Agreement by (i) the Borrower or any of its Subsidiaries of obligations of the Borrower or any Guarantor or (ii) any Subsidiary that is not Loan Party of any obligations of a Subsidiary that is not a Loan Party;
     (d) Indebtedness outstanding on the Closing Date (after giving effect to the occurrence of the Effective Date) and listed on Schedule 7.2(d);
     (e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $75,000,000 at any one time outstanding;
     (f) additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount not to exceed (x) with respect to the Loan Parties, $100,000,000 and (y) with respect to Subsidiaries that are not Loan Parties, $150,000,000, in each case, at any one time outstanding; provided that the aggregate principal amount of Indebtedness under clauses (x) and (y) shall not exceed $200,000,000 at any one time outstanding;
     (g) Indebtedness of the Borrower or any of its Subsidiaries in respect of workers’ compensation claims, self-insurance obligations, performance, bid and surety bonds and completion guaranties, in each case in the ordinary course of business;
     (h) Indebtedness of the Borrower or any of its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Borrower or such Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is repaid within five Business Days;
     (i) letters of credit issued for the account of any Group Member (including Specified Letters of Credit), so long as the sum of (i) the aggregate undrawn face amount thereof, (ii) any unreimbursed obligations in respect thereof and (iii) the aggregate amount of pledges and deposits made pursuant to Section 7.3(t) below does not exceed the LC Basket Limit at any time;
     (j) obligations of Chinese Subsidiaries in respect of Chinese Acceptance Notes in the ordinary course of business;
     (k) Indebtedness of a joint venture (including a joint venture which is treated as a Subsidiary as a result of FASB Interpretation No. 46 issued by the Financial Accounting Standards Board) as long as such Indebtedness is non-recourse to the Borrower or any other Subsidiary of the Borrower in an aggregate principal amount not to exceed $150,000,000 at any time;
     (l) Indebtedness incurred by any Group Member other than a Loan Party pursuant to working capital lines of credit or any overdraft line or other cash management system in an aggregate outstanding principal amount for all such Group Members at the close of business on any day not to exceed $150,000,000;

     (m) (i) Indebtedness of the Borrower in respect of Permitted Second Lien Indebtedness in an aggregate principal amount not to exceed $600,000,000, plus any additional principal amount from interest thereon that is paid-in-kind, and (ii) Guarantee Obligations of any Guarantor in respect of such Indebtedness;
     (n) Indebtedness under tax-favored or government-sponsored financing transactions; provided that (i) the terms of such transactions and the Group Members party thereto have been approved by the Administrative Agent, (ii) such Indebtedness is not senior in right of payment to the Obligations, (iii) any Lien on Collateral arising pursuant to such transactions is subordinated to the Liens on the Collateral securing the Obligations and (iv) the aggregate principal amount of such Indebtedness shall not exceed $75,000,000 at any time;
     (o) Indebtedness incurred by any Group Member in order to finance Permitted Acquisitions;
     (p) Seller Debt and Earn-outs incurred in connection with Permitted Acquisitions; provided, that such Seller Debt or Earn-outs shall be subordinated and/or restricted in a manner reasonably satisfactory to the Administrative Agent at the time they are contemplated to be incurred;
     (q) Indebtedness of a Subsidiary of the Borrower acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness); provided that (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, and (ii) such Indebtedness does not constitute debt for borrowed money, it being understood and agreed that Capitalized Lease Obligations and purchase money Indebtedness shall not constitute debt for borrowed money for purposes of this subclause (ii);
     (r) contingent obligations with respect to customary indemnification obligations in favor of sellers in connection with Acquisitions permitted under Section 7.7 and purchasers in connection with Dispositions permitted under Section 7.5;
     (s) provided that no Event of Default shall have occurred and be continuing or would occur as a consequence thereof, Indebtedness which serves to refund, replace, extend repurchase, redeem or refinance any Indebtedness permitted under paragraphs (d), (e), (f), (o), (p) or (q) above, or any Indebtedness issued to so refund, replace, extend, repurchase or refinance such Indebtedness, including, in each case, additional Indebtedness incurred to pay premiums (including tender premiums), defeasance costs and fees and expenses in connection therewith (collectively, the “Permitted Refinancing Indebtedness”) at or prior to its respective maturity; provided, however, that:
     (i) the weighted average life to maturity of such Permitted Refinancing Indebtedness shall not be shorter than the weighted average life to maturity of such refinanced Indebtedness at the time of such refunding or refinancing;
     (ii) to the extent such Permitted Refinancing Indebtedness refinances Indebtedness subordinated or pari passu to the Obligations, such Permitted Refinancing Indebtedness is subordinated or pari passu to the Obligations at least to the same extent as the Indebtedness being refunded or refinanced;

     (iii) such Permitted Refinancing Indebtedness shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded, replaced, extended, repurchased, redeemed or refinanced (including any premium, expenses, costs and fees incurred in connection with such refund, replacement or refinancing);
     (iv) the obligors in respect of such Permitted Refinancing Indebtedness (including in their capacities as primary obligor and guarantor) are the same as for the Indebtedness being refinanced; and
     (v) any Liens securing such Permitted Refinancing Indebtedness are not extended to any property which does not secure the Indebtedness being refinanced; and
     (t) unsecured Indebtedness and unsecured Guarantee Obligations of any Loan Party in respect of such unsecured Indebtedness so long as the Net Cash Proceeds thereof are applied to prepay the Loans in accordance with Section 2.9(a).
          7.3. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:
     (a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto (if required by GAAP) are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Foreign Subsidiaries, generally accepted accounting principles in effect from time to time in their respective jurisdiction of organization);
     (b) landlord’s carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier, construction or other like Liens in the ordinary course of business that are not overdue for a period of more than 45 days or that are being bonded or contested in good faith by appropriate proceedings;
     (c) (i) pledges or deposits made in connection with workers’ compensation, unemployment insurance and other social security legislation, and (ii) Liens (A) of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon or (B) in favor of a banking institution or financial intermediary, encumbering amounts credited to deposit or securities accounts (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts;
     (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, utility payments and other obligations of a like nature incurred in the ordinary course of business;
     (e) zoning restrictions, survey exceptions and such matters as an accurate survey would disclose, mortgage rights, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
     (f) Liens in existence on the Closing Date (after giving effect to the occurrence of the Effective Date) and listed on Schedule 7.3(f) and extensions, renewals and replacements of any such Liens so long as the principal amount of Indebtedness or other obligations secured thereby is not increased and so long as such Liens are not extended to any other property of the Borrower or any of its Subsidiaries;
     (g) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets; provided that (i) such Liens shall be created within 90 days of the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and proceeds thereof and (iii) the amount of Indebtedness secured thereby is not increased and extensions, renewals and replacements of any such Liens so long as the principal amount of Indebtedness or other obligations secured thereby is not increased and so long as such Liens are not extended to any other property of the Borrower or any of its Subsidiaries;
     (h) Liens created pursuant to the Loan Documents;
     (i) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;
     (j) Liens with respect of leases, licenses, sublicenses or subleases granted to others not interfering in any material respect with the businesses of the Borrower or any of its Subsidiaries;
     (k) Liens with respect to operating leases not prohibited under this Agreement and entered into in the ordinary course of business;
     (l) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $50,000,000 at any one time; provided that not more than $35,000,000 of such basket amount shall be available for Liens securing Indebtedness of the Borrower and its Subsidiaries;
     (m) Liens on the assets of a Foreign Subsidiary and its Subsidiaries securing obligations of such Persons that are not prohibited by Section 7.2 so long as the aggregate outstanding principal amount of the obligations for borrowed money secured thereby does not exceed (as to all Foreign Subsidiaries) $75,000,000 at any one time;
     (n) receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;
     (o) Liens on the assets of joint ventures and their Subsidiaries securing obligations of such Persons that are not prohibited by Section 7.2 so long as such Liens do not encumber any assets or property of the Borrower or its other Subsidiaries;

     (p) attachment, judgment or other similar Liens securing judgments or decrees not constituting an Event of Default under Section 8.1(h) or securing appeal or other surety bonds related to such judgments or decrees;
     (q) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business;
     (r) statutory Liens and rights of offset arising in the ordinary course of business of the Borrower and its Subsidiaries;
     (s) Liens on assets of Foreign Subsidiaries securing Indebtedness of a Foreign Subsidiary permitted by Sections 7.2(f) and 7.2(k) and securing other obligations under the agreements governing or relating to such Indebtedness, so long as such Liens do not encumber the Capital Stock of the Borrower or any of its Subsidiaries;
     (t) pledges or deposits made to support any obligations of the Group Members (including cash collateral to secure obligations under letters of credit permitted pursuant to Section 7.2(i)) so long as (without duplication) the sum of (i) the aggregate undrawn face amount of letters of credit permitted pursuant to Section 7.2(i) above, (ii) any unreimbursed obligations in respect of letters of credit permitted pursuant to Section 7.2(i) above and (iii) the aggregate amount of such pledges and deposits does not exceed the limit set forth in Section 7.2(i);
     (u) Liens arising in connection with financing transactions permitted by Section 7.2(n), provided that such liens do not at any time encumber any property unless approved by the Administrative Agent and such Liens otherwise comply with Section 7.2(n);
     (v) Liens on the Collateral (or any portion thereof) securing the obligations under Permitted Second Lien Indebtedness; provided that such Liens are subordinated pursuant to the Intercreditor Agreement;
     (w) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided that (i) any Indebtedness that is secured by such Liens is permitted to exist under Section 7.2(q), and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of the Borrower or any of its Subsidiaries and extensions, renewals and replacements of any such Liens so long as the principal amount of Indebtedness or other obligations secured thereby is not increased and so long as such Liens are not extended to any other property of the Borrower or any of its Subsidiaries;
     (x) statutory Liens and Liens granted by any orders in any proceeding in connection with the CCAA Cases, in each case on any assets of any Canadian Subsidiary of the Borrower;
     (y) Liens on receivables and customary related assets subject to a Receivable Financing Transaction; and

     (z) the exchange or transfer within China of Chinese Acceptance Notes by Chinese Subsidiaries of the Borrower in the ordinary course of business.
          7.4. Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:
     (a) any Subsidiary of the Borrower may be merged, consolidated with or into or transferred to the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with, into or to any Guarantor (provided that the Guarantor shall be the continuing or surviving corporation or simultaneously therewith, the continuing corporation shall become a Guarantor);
     (b) any Subsidiary of the Borrower that is not a Loan Party may be merged, consolidated, amalgamated, liquidated, wound-up, dissolved or all or substantially all of its property or business Disposed of with, into or to a Subsidiary that is not a Loan Party;
     (c) any Subsidiary of the Borrower may Dispose of any or all of its assets to the Borrower or any Guarantor (upon voluntary liquidation or otherwise);
     (d) any Disposition otherwise permitted pursuant to Section 7.5 may be completed; and
     (e) any Permitted Acquisition otherwise permitted pursuant to Section 7.7 may be completed.
          7.5. Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:
     (a) the Disposition of obsolete or worn out property or property no longer useful in the business of the Borrower and its Subsidiaries, in each case in the ordinary course of business;
     (b) the Disposition of inventory or Cash Equivalents in the ordinary course of business;
     (c) Dispositions permitted by Section 7.4(c), Restricted Payments permitted by Section 7.6 and Investments permitted by Section 7.7;
     (d) the Disposition or issuance of any Subsidiary’s Capital Stock to the Borrower or any Guarantor;
     (e) the licensing and cross-licensing arrangements of technology or other intellectual property in the ordinary course of business;
     (f) the Disposition of any property or assets (i) to any Loan Party and (ii) by any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party;
     (g) transfers of property as a result of any Recovery Event;

     (h) leases, occupancy agreements and subleases of property in the ordinary course of business;
     (i) the Disposition by the Borrower and certain of its Subsidiaries of account receivables of General Motors Corporation, Chrysler LLC and their affiliates and customary related property to special purpose vehicles established by General Motors Corporation and Chrysler LLC pursuant to the United States Department of the Treasury’s Auto Supplier Support Programs;
     (j) the Disposition of receivables and customary related assets (i) in connection with a Receivables Financing Transaction or (ii) pursuant to factoring programs on customary market terms for such transactions and with respect to receivables of, and generated by, Group Members that are not Loan Parties;
     (k) the Disposition for fair market value of certain assets in Sweden related to the transfer of certain programs to a competitor as previously disclosed to the Administrative Agent;
     (l) the exchange or transfer within China of Chinese Acceptance Notes by Chinese Subsidiaries of the Borrower; and
     (m) the Disposition of other property (other than receivables and customary related assets) having a fair market value not to exceed 5% of Consolidated Total Tangible Assets in the aggregate during any fiscal year of the Borrower; provided that the Net Cash Proceeds thereof are applied to prepay the Loans to the extent required by Section 2.9(b).
          7.6. Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Subsidiary of the Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary of the Borrower (collectively, “Restricted Payments”), except that (a) any Subsidiary may make Restricted Payments to any Loan Party, (b) any Subsidiary may make Restricted Payments to the Group Member that is its parent company so long as, in the case of any Restricted Payment made by a Loan Party, such parent company is also a Loan Party, (c) any Subsidiary may make Restricted Payments with respect to the Capital Stock of such Subsidiary, provided that each Group Member shareholder of such Subsidiary receives at least its ratable share thereof, (d) in accordance with the excess cash paydown provisions contemplated by the Plan of Reorganization, the Borrower may make payments with respect to the Series A Preferred Stock in an aggregate amount not to exceed $50,000,000 and (e) the Borrower may pay cash in lieu of fractional shares in connection with any conversion of Series A Preferred Stock or warrants in accordance with its terms, provided that the aggregate amount of cash payments under this clause (e) shall not exceed $100,000 in any fiscal quarter of the Borrower. Notwithstanding the foregoing, the cashless exercise of stock options granted pursuant to any employee benefit plan shall not be construed as a Restricted Payment.
          7.7. Investments. Make any Investment except:
     (a) extensions of trade credit in the ordinary course of business;

     (b) Investments in Cash Equivalents;
     (c) Guarantee Obligations permitted by Section 7.2;
     (d) loans and advances to employees or directors of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses);
     (e) Investments in the business of the Borrower and its Subsidiaries made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;
     (f) intercompany Investments by (i) any Group Member in the Borrower or any Person that, prior to such investment, is a Guarantor, (ii) by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party, (iii) by any Loan Party in a Foreign Subsidiary to fund in the ordinary course of business foreign operations and (iv) by any Loan Party in any Subsidiary that is not a Loan Party, provided that the aggregate amount of Investments under clause (iv) in Subsidiaries that are organized under the laws of a Specified Jurisdiction shall not exceed $250,000,000 at any one time outstanding in the aggregate plus, without duplication, all cash returns of principal or capital, cash dividends and other cash returns received by any Loan Party after the date hereof from any Subsidiary that is organized under the laws of a Specified Jurisdiction;
     (g) Investments consisting of Indebtedness permitted by Section 7.2;
     (h) prepaid expenses and lease, utility, workers, compensation, performance and other similar deposits made in the ordinary course of business;
     (i) Investments (including debt obligations) received in the ordinary course of business by the Borrower or any Subsidiary in connection with the bankruptcy or reorganization of suppliers and customers and in settlement or delinquent obligations of, and other disputes with, customers and suppliers arising out of the ordinary course of business;
     (j) Investments in existence on the Closing Date;
     (k) Investments in Greenfield Holdings, LLC and Integrated Manufacturing and Assembly L.L.C. to the extent that such Investments are made in the ordinary course of a Loan Party’s business, for cash management purposes and not exceeding $50,000,000 at any one time outstanding plus, without duplication, all cash returns of principal or capital, cash dividends and other cash returns received by any Loan Party after the date hereof from Greenfield Holdings, LLC or Integrated Manufacturing and Assembly L.L.C.;
     (l) the Disposition or contribution by the Borrower and certain of its domestic Subsidiaries of certain metals and electronics assets to its existing Subsidiaries consistent with the restructuring plan including in the financial projections; and
     (m) Swap Agreements permitted by Section 7.9;

     (n) Investments in Special Purpose Subsidiaries arising or made under Receivable Financing Transactions;
     (o) Permitted Acquisitions; and
     (p) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount not to exceed $200,000,000 at any one time outstanding.
          7.8. Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than transactions among Group Members) unless such transaction (a) is otherwise permitted under this Agreement, (b) is in the ordinary course of business of the relevant Group’s Member, upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; or (c) involves any Lender or Agent (or their Affiliates) in its capacity as Lender or Agent under this Agreement.
          7.9. Swap Agreements. Enter into any Swap Agreement except (a) Swap Agreements entered into to hedge or mitigate risks to which any Group Member has actual exposure (other than those in respect of Capital Stock of any Person) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investments of any Group Member, provided that in each case such agreements are not entered into for speculative purposes.
          7.10. Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31.
          7.11. Negative Pledge Clauses. Enter into or permit to exist or become effective any agreement that prohibits or limits (other than a dollar limit, provided that such dollar limit is sufficient in amount to allow at all times the Liens to secure the obligations under the Loan Documents in full) the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby or any other secured obligation (other than Indebtedness for borrowed money) permitted by Section 7.3(c), (d), (t), (w) or (y) (in which case, any prohibition or limitation shall only be effective against (x) in the case of purchase money Liens or Capital Lease Obligations, the assets financed thereby and proceeds thereof and (y) in the case of other secured obligations, the specific assets subject to the Lien securing such obligation), (c) the Second Lien Term Loan Documents and any agreement governing Permitted Second Lien Indebtedness (provided that the prohibition or limitation contained therein is no less favorable to the Lenders than that which exists in the Second Lien Term Loan Documents) , any agreement governing any Indebtedness existing as of the Closing Date and any agreement governing any Permitted Refinancing Indebtedness of such Indebtedness existing as of the Closing Date (provided that the prohibition or limitation contained therein is no less favorable to the Lenders than that which exists in the agreement governing such Indebtedness as of the Closing Date), (d) customary provisions in joint venture agreements and similar agreements that restrict the transfer of assets of, or equity interests in, joint ventures, (e) customary provisions in any agreements governing any Receivable Financing Transaction (in which case, any prohibition or limitation shall only be effective against the assets conveyed thereunder), (f) any agreement governing Specified Letters of Credit or any Specified Swap Agreement containing provisions not more restrictive that the provisions of this Agreement and (g) licenses or sublicenses by the Borrower and its Subsidiaries of intellectual property in the ordinary course of business (in which case, any prohibition or limitation shall only be effective against the intellectual property subject thereto).
          7.12. Clauses Restricting Subsidiary Distributions. Enter into or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Loan Party, (b) make loans or advances to, or other Investments in, the Borrower or any other Loan Party or (c) transfer any of its assets to the Borrower or any other Loan Party, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, the Second Lien Term Loan Documents and any agreement governing Permitted Second Lien Indebtedness (provided that the prohibition or limitation contained therein is no less favorable to the Lenders than that which exits in the Second Lien Term Loan Documents), any agreement governing any Indebtedness existing as of the Closing Date and any agreement governing any Permitted Refinancing Indebtedness of such Indebtedness existing as of the Closing Date (provided that the prohibition or limitation contained therein is no less favorable to the Lenders than that which exists in the agreement governing such Indebtedness as of the Closing Date), (ii) customary provisions in joint venture agreements and similar agreements that restrict the transfer of equity interests in joint ventures (in which case such restrictions shall relate only to assets of, or equity interests in, such joint venture or any holding company which may hold the Capital Stock of such joint venture), (iii) any restrictions regarding licenses or sublicenses by the Borrower and its Subsidiaries of intellectual property in the ordinary course of business (in which case such restriction shall relate only to such intellectual property); (iv) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the capital stock or assets of any Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (v) with respect to restrictions described in clause (a) of this Section 7.12, restrictions contained in agreements governing Indebtedness permitted by Section 7.2(c) hereof; and (vi) with respect to restrictions described in clause (c) of this Section 7.12, restrictions contained in agreements governing Indebtedness permitted by Section 7.2(e) (as long as such restrictions apply to the property financed thereby) and (k) hereof (as long as such restrictions apply only to the assets of the applicable joint venture).
          7.13. Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.
          7.14. Use of Proceeds. Use the proceeds of the Loans for purposes other than those described in Section 4.15.
          7.15. Optional Payments and Modifications in respect of Permitted Second Lien Indebtedness. Except to the extent permitted by the Intercreditor Agreement, (a) make or offer to make any payment, prepayment, repurchase or redemption of or otherwise defease or segregate funds with respect to the Permitted Second Lien Indebtedness other than (i) scheduled payments of interest, (ii) refinancings thereof to the extent permitted by Section 7.2 and (iii) in accordance with the excess cash paydown provisions contemplated by the Plan of Reorganization, payments in an aggregate amount not to exceed $50,000,000 or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Second Lien Term Loan Documents or the documents governing other Permitted Second Lien Indebtedness (other than any such amendment, modification, waiver or other change that would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon or would otherwise constitute a refinancing permitted by Section 7.2 and, in each case, is not otherwise materially adverse to the Lenders).
          7.16. Sale and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Loan Party of real or personal property that has been or is to be sold or transferred by such Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Loan Party unless the Net Cash Proceeds received by such Loan Party have been used to make a prepayment of the Loans to the extent required by Section 2.9(b) above.
SECTION 8. EVENTS OF DEFAULT
          8.1. Events of Default. If any of the following events shall occur and be continuing on or after the occurrence of the Closing Date:
     (a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or
     (b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or
     (c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 6.4(a) (with respect to the Borrower only), Section 6.7(a) or Section 7 of this Agreement or Section 5.5 of the Guarantee and Collateral Agreement; or
     (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or the Required Lenders to the Borrower; or
     (e) any Group Member (other than an Immaterial Subsidiary) shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount (or the termination value, as applicable) of which exceeds in the aggregate $35,000,000; or
     (f) (i) the Borrower or any of its Subsidiaries (other than 3% Subsidiaries) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries (other than 3% Subsidiaries) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries (other than 3% Subsidiaries) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Board of Directors of the Borrower shall authorize any action set forth in clause (i) above; or (v) the Borrower or any of its Subsidiaries (other than 3% Subsidiaries) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or the Borrower or any of its Subsidiaries (other than 3% Subsidiaries) shall make a general assignment for the benefit of its creditors; provided that all 3% Subsidiaries that are subject to any of the proceedings or actions described in clauses (i) through (vi) of this paragraph (f) shall not at any time contribute in the aggregate more than 5% of Consolidated Assets or more than 5% of Consolidated Revenues; or
     (g) (i) an ERISA Event shall have occurred; (ii) a trustee shall be appointed by a United States district court to administer any Single Employer Plan, (iii) the PBGC shall institute proceedings to terminate any Single Employer Plan(s); (iv) any Loan Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or
     (h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (excluding any amounts paid or covered by insurance as to which the relevant insurance company has not denied coverage) of

$35,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or
     (i) any of the Loan Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Liens created by any Loan Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby other than by reason of the release thereof in accordance with the terms of the Loan Documents; or
     (j) a Change of Control shall have occurred; or
     (k) the Intercreditor Agreement shall cease, for any reason, to be in full force and effect or the Liens securing the obligations under the Second Lien Term Loan Agreement shall cease, for any reason, to be validly subordinated to the Liens securing the Obligations, or any Loan Party or any Affiliate of any Loan Party shall assert any of the foregoing;
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts to be paid pursuant to Section 2.6(a) and all amounts of Reimbursement Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of Reimbursement Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.
SECTION 9. THE AGENTS
          9.1. Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent and the Collateral Agent as the collateral agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each of the Administrative Agent and the Collateral Agent, in its capacity as such, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent and Collateral Agent, as applicable, by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent, as applicable.
          9.2. Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in fact selected by it with reasonable care. The exculpatory provisions of this Agreement and of the other Loan Documents shall apply to any such agent or attorney-in-fact and to their Related Parties (as defined below).
          9.3. Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees, agents, advisors, attorneys in fact, controlling persons or affiliates (collectively, the “Related Parties”) shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.
          9.4. Reliance by Agents. The Agents and their Related Parties shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, facsimile or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agents. The Agents and their Related Parties may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Agents and their Related Parties shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents and their Related Parties shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan

Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
          9.5. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that an Agent receives such a notice, such Agent shall give notice thereof to the Lenders. The Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Agents shall have received such directions, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as they shall deem advisable in the best interests of the Lenders.
          9.6. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their Related Parties have made any representations or warranties to it and that no act by the any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agents hereunder, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Agents or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.
          9.7. Indemnification. The Lenders agree to indemnify each Agent and its Related Parties (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind (including reasonable attorneys fees and expenses) whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
          9.8. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
          9.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit. The Administrative Agent may in its discretion resign as Collateral Agent at any time it resigns as Administrative Agent.
          9.10. Execution of Loan Documents. The Lenders hereby empower and authorize the Agents, on behalf of the Lenders, to execute and deliver to the Loan Parties the other Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents. Each Lender agrees that any action taken by the Agents or the Required Lenders (or any other instructing group of Lenders specified by this Agreement) in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Agents or the Required Lenders (or any other instructing group of Lenders specified by this Agreement) of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.
          9.11. Collateral Agent. (a) The provisions of Section 9 that apply to the Administrative Agent shall apply, mutatis mutandis, to the Collateral Agent and to any successor Collateral Agent, as applicable; provided that, notwithstanding anything herein to the contrary, the Collateral Agent shall have the right to appoint a successor to itself as Collateral Agent and without the consent of any Lender.
          (b) The Collateral Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain a perfected security interest in and Liens upon the Collateral granted pursuant to the Loan Documents. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder or under any of the other Loan Documents, the Collateral Agent shall not have any duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, trades or other matters relative to any Collateral, whether or not the Collateral Agent is deemed to have knowledge of such matters, or as to taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral (including the filing of UCC Financing and Continuation Statements). The Collateral Agent shall be deemed to have exercised appropriate and due care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which other collateral agents accord similar property.
          (c) Each of the Administrative Agent and the Collateral Agent, in its capacity as an agent under the Intercreditor Agreement, shall be entitled to all right, privileges, protections, immunities, benefits and indemnities provided to the Administrative Agent under this Section 9.
SECTION 10. MISCELLANEOUS
          10.1. Amendments and Waivers. (a) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any principal amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility), (y) in connection with the waiver or extension of any mandatory prepayment hereunder, and (z) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (v) release all or substantially all of the Collateral securing the Obligations or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the consent of each Lender; (vi) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; or (vii) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any

Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
          (b) Notwithstanding the foregoing, the Administrative Agent may amend or supplement the Intercreditor Agreement and the Security Documents without the consent of any Lender or the Required Lenders (but with the consent of the Borrower to the extent required under the Intercreditor Agreement and the Security Documents) to cure any ambiguity, defect or inconsistency in the Intercreditor Agreement or the Security Documents.
          (c) The Borrower shall be permitted to replace any Lender that requests any payment under Section 2.16 or 2.17(a) or that does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained) or any Revolving Lenders that becomes a Defaulting Lender, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iii) the Borrower shall be liable to such replaced Lender under Section 2.18 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (iv) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the processing and recordation fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
          (d) Notwithstanding the foregoing, this Agreement may be amended (x) with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all or a portion of the Loans outstanding hereunder (“Refinanced Terms Loans”) with a replacement term loan tranche hereunder which shall be Loans hereunder (“Replacement Term Loans”); provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (ii) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (iii) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing, such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of any Loans in effect immediately prior to such refinancing and (y) with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Revolving Loans (as defined below) to permit the refinancing of any Refinanced Term Loans with a revolving facility hereunder (“Replacement Revolving Facility”); provided that (i) the aggregate principal amount of such Replacement Revolving Facility shall not exceed the aggregate principal amount of such Refinanced Term Loans, (ii) the final maturity date of such Replacement Revolving Facility shall be no earlier than the Maturity Date of the Refinanced Term Loans, (iii) the Replacement Revolving Facility shall be fully drawn on the closing date thereof and the proceeds of the Replacement Revolving Facility shall be used to repay the outstanding Refinanced Term Loans, and (iv) the Replacement Revolving Facility shall be on terms and pursuant to documentation to be determined by the Borrower and the Persons willing to provide such Replacement Revolving Facility, provided that (A) to the extent such terms and documentation are not consistent with the Term Facility (other than with respect to pricing) they shall be reasonably satisfactory to the Administrative Agent and (B) if the Applicable Margin (which term for purposes of this Section 10.1(d) shall include any upfront fees payable by the Borrower to the lenders under the Term Facility or the Replacement Revolving Facility, as applicable, in the primary syndication thereof (with such upfront fees being equated to interest based on assumed three-year life to maturity)) relating to any Replacement Revolving Facility exceeds the Applicable Margin relating to the Refinanced Term Loans immediately prior to the refinancing thereof, the Applicable Margin relating to the Term Facility shall be adjusted to equal the Applicable Margin relating to such Replacement Revolving Facility.
          (e) In addition, notwithstanding the foregoing, this Agreement, including this Section 10.1, and the other Loan Documents may be amended (or amended and restated) pursuant to Section 2.20 in order to add any Incremental Facility to this Agreement and (a) to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement (including the rights of the lenders under Incremental Facility to share ratably with the Facilities in prepayments pursuant to Sections 2.8 and 2.9), the Guaranty and Collateral Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof, (b) to include appropriately the Lenders holding such credit facility in any determination of the Required Lenders and (c) to amend other provision of the Loan Documents so that the Incremental Facility is appropriately incorporated (including this Section 10.1).
          10.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	Lear Corporation
21557 Telegraph Road
Southfield, Michigan 48033
Attention: Shari L. Burgess
Telecopy: (248) 447-1593
Telephone: (248) 447-1580
Email: sburgess@lear.com

With copies to:

Lear Corporation
21557 Telegraph Road
Southfield, Michigan 48033
Attention: Terrence B. Larkin
Telecopy: (248) 447-5126
Telephone: (248) 447-5123 Email: TLarkin@lear.com

With copies to (which shall not constitute a
notice hereunder):

Winston & Strawn LLP
35 West Wacker Drive
Chicago, IL 60601-9703
Telecopy: (312) 558-5989

Telephone: (312) 558-5700
Email: CBoehrer@winston.com

Administrative Agent or	JPMorgan Chase Bank, N.A.
Collateral Agent:
Attention: Richard Duker
Telecopy: (212) 270-5100
Telephone: (212) 270-3057
Email: richard.duker@jpmorgan.com

With copies to:

1111 Fannin Street, Floor 10
Houston, TX 77002
Attention: Alice Telles
Telecopy: (713) 750-2938
Telephone: (713) 750-7941
Email: alice.h.telles@jpmchase.com
provided that any notice, request or demand to or upon the Agents or the Lenders shall not be effective until received.
          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          10.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          10.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
          10.5. Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse each Agent for all its reasonable, out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel and any financial advisor or third party consultants or appraisers to and each Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on such other periodic basis as each Agent shall deem appropriate, (b) to pay or reimburse each Lender and each Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, including in connection with any work-out, restructuring, forbearance or other amendment providing relief to the Borrower, the other Loan Documents and any such other documents related thereto, including the reasonable fees and disbursements of counsel and any financial advisor or third party consultants or appraisers to each Agent and the reasonable fees and disbursements of counsel to the several Lenders; provided that, in the case of clauses (a) and (b), the Borrower shall not be obligated to so reimburse for more than one law firm (and, in addition to such law firm, any local counsel engaged in each relevant jurisdiction by such law firm) as counsel for the Lenders and the Agents, (c) to pay, indemnify, and hold each Lender and each Agent harmless from, any and all recording and filing fees, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents related thereto, and (d) to pay, indemnify, and hold each Lender and each Agent and their respective officers, directors, employees, affiliates, agents, advisors, trustees and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising out of any litigation, investigation or proceeding with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents and instruments referred to therein, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after a reasonably detailed written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to Shari Burgess (Telecopy No. (248) 447-1593; Telephone No. 248-447-1580; and Email: sburgess@lear.com), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.
          10.6. Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder to any Loan Party or any of its Affiliates.

          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below and subject to paragraph (a)(iii) above, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an affiliate of a Lender or an Approved Fund; and
     (ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or, in the case of the Incremental Revolving Facility, $5,000,000) unless the Administrative Agent otherwise consents;
     (B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and
     (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with and to the extent permitted by paragraph (c) of this Section.
     (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.
     (ii) A Participant shall not be entitled to receive any greater payment under Section 2.16, 2.17 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.17 unless such Participant complies with Section 2.17(d).
     (iii) In the event that any Lender sells a participation in a Loan, such Lender shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of all participants in the Loans held by it and the principal amount (and stated interest thereon) of the portion of the Loan which is the subject of the participation (the “Participation Register”). A Loan may be participated in whole or in part only by registration of such participation on the Participation Register. Any transfer of such participation may be effected only by the Registration of such transfer on the Participation Register. The entries in the Participation Register shall be conclusive absent manifest error and such Lender shall treat such participants whose name is recorded in the Participation Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary. The Participation Register shall be available for inspection by the Administrative Agent at any reasonable time upon reasonable prior notice.

          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
          (e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.
          (f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b) (but with regard to the requirements set forth in Section 10.6(b)(iv)). Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.
          10.7. Adjustments; Set off. (a) Except to the extent that this Agreement, any other Loan Document or a court order expressly provides for payments to be allocated to a particular Lender or Lenders (including assignments made pursuant to Section 10.6), if any Lender (a “Benefited Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower or the Guarantors, any such notice being expressly waived by the Borrower and the Guarantors to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower or the Guarantors hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such Obligations any and all deposits (general or special, time or demand, provisional or final but not any trust or fiduciary account), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower or the Guarantors, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

          10.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
          10.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          10.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of the Loan Parties, the Administrative Agent, the Collateral Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Collateral Agent, or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
          10.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          10.12. Submission To Jurisdiction; Waivers. Each Loan Party hereby irrevocably and unconditionally:
     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of (i) any State or Federal court of competent jurisdiction sitting in New York County, New York; and (ii) appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Loan Party at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

          10.13. Acknowledgements. Each Loan Party hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
     (b) none of the Administrative Agent, the Collateral Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, the Collateral Agent and Lenders, on one hand, and the Loan Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
     (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.
          10.14. Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, each of the Administrative Agent and the Collateral Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing, or subordinating any Lien on, any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.
          (b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Specified Letters of Credit and Specified Swap Agreements and any contingent indemnification obligations) shall have been paid in full, the Commitments have been terminated and the Letter of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Loan Documents, and all obligations related thereto (other than those expressly stated to survive such termination) of the Administrative Agent, the Collateral Agent and each Loan Party shall terminate, all without delivery of any instrument or performance of any act by any Person.
          10.15. Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisors to such counterparty), (c) to its employees, officers, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, provided that such Persons have been advised of the confidentiality provisions hereof and are subject thereto, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

          Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.
          All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
          10.16. WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
          10.17. USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.
          10.18. Amendment and Restatement. This Agreement amends and restates the Existing Credit Agreement. All indebtedness, obligations and Liens created by the Existing Credit Agreement and the Loan Documents referred to therein remain outstanding and in effect and are continued by this Agreement and the other Loan Documents with such modifications as are set forth herein and therein.
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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

LEAR CORPORATION

By:	/s/ Matthew J. Simoncini

Name:	Matthew J. Simoncini
Title:	Senior Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent and as a
Lender

By:	/s/ Richard W. Duker

Name:	Richard W. Duker
Title:	Managing Director

BARCLAYS BANK PLC, as Documentation Agent and as a
Lender

By:	/s/ Craig Malloy

Name:	Craig Malloy
Title:	Director

Citibank, N.A., as a Lender

By:	/s/ Wayne Beckmann

Name:	Wayne Beckmann
Title:	Managing Director

HSBC Bank USA NA, as a Lender

By:	/s/ Peter Leonard

Name:	Peter Leonard
Title:	Assistant Vice President

UBS Loan Finance LLC, as a Lender

By:	/s/ Irja R. Otsa

Name:	Irja Otsa
Title:	Associate Director

By:	/s/ Mary E. Evans

Name:	Mary E. Evans
Title:	Associate Director

Annex III
Conditions Precedent to Permitted Acquisitions
     (1) The Administrative Agent shall receive not less than ten Business Days’ prior written notice of such Acquisition, which notice shall include a reasonably detailed description of the proposed terms of such Acquisition and identify the anticipated closing date thereof;
     (2) concurrently with such Acquisition, the Borrower shall comply, and shall cause the Target to the extent applicable to comply, with the provisions of Section 6.9 of the Credit Agreement;
     (3) after giving effect to such Acquisition and the incurrence of any Indebtedness in connection therewith, (a) no Default or Event of Default shall exist, and (b) the Borrower shall be in compliance on a pro forma basis with the covenants set forth in Section 7.1 recomputed for the most recently ended fiscal quarter of the Borrower for which information is available regarding the business being acquired;
     (4) all material consents necessary for such Acquisition have been acquired and such Acquisition shall have been approved by the applicable Target’s board of directors or similar governing body;
     (5) the applicable Target shall be engaged in substantially the same type of business as the Borrower and its Subsidiaries or a reasonable extension thereof;
     (6) the aggregate consideration (including all (i) cash and other property (other than common stock of the Borrower), (ii) Earn-Outs, (iii) Seller Debt and (iv) any other Indebtedness that is assumed or acquired by the Borrower of any of its Subsidiaries in connection with the Acquisition) paid in connection with all Acquisitions shall not exceed $400,000,000.